                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
[ ]  Confidential, for the Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

                               JOHNSON & JOHNSON
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

[Johnson & Johnson Logo]

NOTICE OF ANNUAL MEETING
AND PROXY STATEMENT

                                                                  March 10, 2004

     The Annual Meeting of the Shareholders of Johnson & Johnson will be held on Thursday April 22, 2004 at 10:00 a.m. at the Hyatt Regency Hotel, Two Albany Street, New Brunswick, New Jersey, to:

     1. Elect directors;

     2. Ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent auditors for 2004; and

     3. Transact such other business, including action on a shareholder proposal, as may properly come before the meeting.

     Shareholders are cordially invited to attend the meeting. PLEASE NOTE OUR NEW ADMISSION CARD PROCEDURES:

     - If you are a registered shareholder, you will not find an enclosed Request for Admission Card. Instead, there is a box on the proxy card which you should mark to request an Admission Card if you plan to attend.

     - If you are a registered shareholder and vote by telephone or the Internet, there will be applicable instructions to follow when voting to indicate if you would like to receive an Admission Card.

     - If you are a shareholder whose shares are not registered in your own name and you plan to attend, you must request an Admission Card by writing to the Office of the Corporate Secretary, Johnson & Johnson, One Johnson & Johnson Plaza, New Brunswick, New Jersey 08933. Evidence of your stock ownership, which you can obtain from your bank or stockbroker, must accompany your letter.

     If you are unable to attend the meeting, you will be able to access the meeting on the Internet. The Company will broadcast the meeting as a webcast through the Johnson & Johnson website at www.jnj.com. The webcast will remain available for replay for three months following the meeting. Visit the Johnson & Johnson website at www.jnj.com and click on the Calendar of Events in the Investor Relations section for details.

                                       By order of the Board of Directors,

                                                 MICHAEL H. ULLMANN
                                                 Secretary

YOU CAN VOTE IN ONE OF THREE WAYS:

     (1) Use the toll-free telephone number on your proxy card to vote by phone;

     (2) Visit the website noted on your proxy card to vote via the Internet; or

     (3) Sign, date and return your proxy card in the enclosed envelope to vote by mail.

   Shareholders are invited to visit the Corporate Governance section of our website at
                        www.investor.jnj.com/governance.

                              GENERAL INFORMATION

     SHAREHOLDERS ENTITLED TO VOTE. Holders of shares of the Common Stock of the Company of record at the close of business on February 24, 2004 are entitled to notice of and to vote at the Annual Meeting of Shareholders and at any and all adjournments or postponements of the meeting. Each share entitles its owner to one vote. The holders of a majority of the shares entitled to vote at the meeting must be present in person or represented by proxy in order to constitute a quorum for all matters to come before the meeting. On the record date there were 2,967,840,022 shares outstanding.

     Other than the election of directors, which requires a plurality of the votes cast, each matter to be submitted to the shareholders requires the affirmative vote of a majority of the votes cast at the meeting. For purposes of determining the number of votes cast with respect to a particular matter, only those cast "For" or "Against" are included. Abstentions and broker non-votes are counted only for purposes of determining whether a quorum is present at the meeting.

     HOW TO VOTE. Shareholders of record (that is, shareholders who hold their shares in their own name) can vote any one of three ways:

          (1) By Mail: Sign, date and return your proxy card in the enclosed postage-paid envelope. If you sign and return your proxy card but do not give voting instructions, the shares represented by that proxy will be voted as recommended by the Board of Directors.

          (2) By Telephone: Call the toll-free number on your proxy card to vote by phone. You will need to follow the instructions on your proxy card and the voice prompts.

          (3) By Internet: Go to the website listed on your proxy card to vote through the Internet. You will need to follow the instructions on your proxy card and the website. If you vote through the Internet, you may incur telephone and Internet access charges.

     If you vote by telephone or the Internet, your electronic vote authorizes the named proxies in the same manner as if you signed, dated and returned your proxy card. IF YOU VOTE BY TELEPHONE OR THE INTERNET, YOU SHOULD NOT RETURN YOUR PROXY CARD.

     If your shares are held in the name of a bank, broker or other holder of record (that is, "street name"), you will receive instructions from the holder of record that you must follow in order for your shares to be voted. Telephone and Internet voting also will be offered to shareholders owning shares through most banks and brokers.

     PROXY SOLICITATION. The accompanying proxy is solicited by the Board of Directors of the Company. In that connection, this Proxy Statement is being mailed to the shareholders on or about March 10, 2004 concurrently with the mailing of the Company's 2003 Annual Report. In addition to this solicitation by mail, several regular employees of the Company may solicit proxies in person or by telephone. The Company has also retained the firm of Georgeson Shareholder Communications, Inc. to aid in the solicitation of brokers, banks and institutional and other shareholders for a fee of approximately $12,500, plus reimbursement of expenses. All costs of the solicitation of proxies will be borne by the Company. On the accompanying proxy a shareholder may substitute the name of another person in place of those persons presently named as proxies. In order to vote, a substitute must present adequate identification to the Secretary before the voting occurs.

     CHANGING YOUR VOTE. You may change your vote at any time before the proxy is exercised. If you voted by mail, you may revoke your proxy at any time before it is voted by executing and delivering a timely and valid later-dated proxy, by voting by ballot at the meeting or by giving written notice to the Secretary. If you voted by telephone or the Internet you may also change your vote with a timely and valid later telephone or Internet vote, as the case may be. Attendance at the meeting will not have the effect of revoking a proxy unless you give proper written notice of revocation to the Secretary before the proxy is exercised or you vote by written ballot at the meeting.

     ELECTRONIC DELIVERY OF PROXY MATERIALS AND ANNUAL REPORT. This Proxy Statement and the Company's 2003 Annual Report are available on the Company's Internet site at www.jnj.com. Instead of receiving paper copies of next year's Proxy Statement and Annual Report in the mail, shareholders can elect to receive an e-mail message which will provide a link to these documents on the Internet. By opting to receive your proxy materials online, you will save the Company the cost of producing and mailing documents to you, reduce the amount of mail you receive and help preserve environmental resources. Johnson & Johnson shareholders who enrolled in the electronic proxy delivery service last year will receive their materials online this year.

     Shareholders of record may enroll in the electronic proxy and Annual Report delivery service for future Annual Meetings of Shareholders by registering online at www.econsent.com/jnj. If you vote by Internet, simply follow the prompts that will link you to www.econsent.com/jnj. Beneficial or "street name" shareholders who wish to enroll in electronic delivery service should review the information provided in the proxy materials mailed to them by their bank or broker.

     JOHNSON & JOHNSON EMPLOYEE SAVINGS PLANS. If you are an employee and hold stock in one of the Johnson & Johnson employee savings plans, you will receive one proxy card which covers those shares held for you in your savings plan, as well as any other shares registered in your own name. If you vote in any of the three ways described above by 5:00 pm on April 20, the Trustee of your savings plan will vote your shares as you have directed. In accordance with the terms of the Johnson & Johnson Savings Plan and the Johnson & Johnson Puerto Rico Retirement Savings Plan, if you hold shares in either Plan and do not vote, the Plan Trustee will vote your shares in direct proportion to the shares held in that Plan for which votes will be cast. If you hold shares in any other Johnson & Johnson employee savings plan, including the Savings Plan for Union Represented Employees, and do not vote, the Plan Trustee will not vote your shares.

     REDUCE DUPLICATE MAILINGS. The Company is required to provide an Annual Report to all shareholders who receive this Proxy Statement. If you are a shareholder of record and have more than one account in your name or at the same address as other shareholders of record, you may authorize the Company to discontinue mailings of multiple Annual Reports. To do so, mark the designated box on each proxy card for which you wish to discontinue receiving a duplicate Annual Report. If you are voting by telephone or the Internet you can either follow the prompts when you vote or give us instructions to discontinue mailings of future duplicate Annual Reports.

     SHAREHOLDER PROPOSALS. To be included in the Board of Directors' proxy statement and proxy card for the 2005 Annual Meeting of Shareholders, a shareholder proposal must be received by the Company on or before November 11, 2004. In addition, under the terms of the Company's By-Laws, a shareholder who intends to present an item of business at the 2005 Annual Meeting of Shareholders (other than a proposal submitted for inclusion in the Company's proxy materials) must provide notice of such business to the Company on or before November 11, 2004. Proposals and other items of business should be directed to the attention of the Secretary at the principal office of the Company, One Johnson & Johnson Plaza, New Brunswick, New Jersey 08933.

                             ELECTION OF DIRECTORS

     NOMINEES. There are 13 nominees for election as directors of the Company to hold office until the next Annual Meeting and until their successors have been duly elected and qualified.

     If the enclosed proxy is properly executed and received in time for the meeting, it is the intention of the persons named in the proxy to vote the shares represented thereby for the persons nominated for election as directors unless authority to vote shall have been withheld. If any nominee should refuse or be unable to serve, an event which is not anticipated, the proxy will be voted for such person as shall be designated by the Board of Directors to replace such nominee or, in lieu thereof, the Board of Directors may reduce the number of directors.

     Except for Dr. Mary Sue Coleman (who was elected to the Board of Directors in September 2003), Mr. Steven S Reinemund (October 2003) and Dr. Susan L. Lindquist (February 2004), all of the nominees were elected to the Board at the last Annual Meeting and all are currently serving as directors of the Company. Mr. James T. Lenehan, former Vice Chairman of the Board and President of the Company, who was elected to the Board of Directors at the last Annual Meeting, has announced his intention to retire from the Company and resigned from the Board effective February 1, 2004.

     Following are summaries of the background and business experience and descriptions of the principal occupations of the nominees.

[Gerard N. Burrow,          GERARD N. BURROW, M.D., President and Chief Executive
M.D. Photo]                 Officer, Sea Research Foundation.
                            Dr. Burrow, 71, was elected to the Board of Directors in
                            1993 and is a member of the Nominating & Corporate
                            Governance Committee and Chairman of the Science &
                            Technology Advisory Committee. He has been serving in his
                            current position since January 1, 2002, following 10 years at Yale University. Dr. Burrow had served as Special Advisor to the President of Yale University for Health Affairs since
                            1997, following service since 1992 as Dean of the Yale
                            University School of Medicine. He previously served as Vice
                            Chancellor for health sciences and Dean of the University of
                            California, San Diego School of Medicine. Dr. Burrow is a
                            member of the Institute of Medicine of the National Academy of Sciences and a Fellow of the American Association for the
                            Advancement of Science. He is also a Director of The
                            University of Connecticut Health Center and Sea Research
                            Foundation.

----------------------------------------------------------------------------------------

[Mary Sue Coleman, Ph.D.    MARY SUE COLEMAN, Ph.D., President, University of Michigan.
Photo]                      Dr. Coleman, 60, was elected to the Board of Directors in
                            September 2003 and is a member of the Audit Committee and
                            the Science & Technology Advisory Committee. She has served as President of the University of Michigan since August
                            2002, after having served as President of the University of
                            Iowa from 1995 to July 2002. In addition to her current
                            position as President, Dr. Coleman is a professor of
                            biological chemistry in the University of Michigan Medical
                            School and a professor of chemistry in the University of
                            Michigan College of Literature, Science and the Arts. Prior
                            to 1995, Dr. Coleman served as Provost and Vice President
                            for Academic Affairs at the University of New Mexico, Vice
                            Chancellor for Graduate Studies & Research and Associate
                            Provost and Dean of Research at the University of North
                            Carolina at Chapel Hill, and a member of the biochemistry
                            faculty and an administrator at the Cancer Center of the
                            University of Kentucky in Lexington. Elected to the National
                            Academy of Sciences' Institute of Medicine in 1997, Dr.
                            Coleman is a Fellow of the American Academy of Arts and
                            Sciences and the American Association for the Advancement of
                            Science. She co-chairs the Institute of Medicine's Committee on the Consequences of Uninsurance. Dr. Coleman is a
                            director of Meredith Corporation.

[James G. Cullen            JAMES G. CULLEN, Retired President and Chief Operating
Photo]                      Officer, Bell Atlantic Corporation.
                            Mr. Cullen, 61, was elected to the Board of Directors in
                            1995 and is the Presiding Director of the Board, Chairman of
                            the Audit Committee and a member of the Nominating &
                            Corporate Governance Committee. Mr. Cullen retired as
                            President and Chief Operating Officer of Bell Atlantic
                            Corporation in 2000. He had assumed those positions in 1998, after having been Vice Chairman since 1995 and, prior to
                            that, President since 1993. He was President and Chief
                            Executive Officer of Bell Atlantic-New Jersey, Inc. from
                            1989 to 1993. He is a Director of Prudential Life Insurance
                            Company, Agilent Technologies, Inc. and Quantum Bridge
                            Communications Inc.

----------------------------------------------------------------------------------------

[Robert J. Darretta,        ROBERT J. DARRETTA, Vice Chairman, Board of Directors; Chief
Photo]                      Financial Officer and Member, Executive Committee.
                            Mr. Darretta, 57, was elected to the Board of Directors in
                            2002. Mr. Darretta joined the Company in 1968 and held
                            several accounting and finance positions before becoming
                            Managing Director of Ethicon Italy in 1985. He was named
                            President of IOLAB Corporation in 1988 and in 1995 became
                            Treasurer of the Company. Mr. Darretta was named Vice
                            President, Finance and Chief Financial Officer and appointed to the Executive Committee in 1997. He was appointed
                            Executive Vice President in 2002 and Vice Chairman in
                            January 2004.

----------------------------------------------------------------------------------------

[M. Judah Folkman,          M. JUDAH FOLKMAN, M.D., Senior Associate in Surgery and
M.D. Photo]                 Director, Surgical Research Laboratory, Children's Hospital
                            and Andrus Professor of Pediatric Surgery and Professor of
                            Cell Biology, Harvard Medical School, Department of Surgery.
                            Dr. Folkman, 71, was elected to the Board of Directors in
                            1998 and is a member of the Science & Technology Advisory
                            Committee and the Public Policy Advisory Committee. Dr.
                            Folkman has been with Children's Hospital since 1967, having served as Surgeon-in-Chief of Children's Hospital from 1967 to 1981, and with Harvard Medical School since 1967. He is a member of the National Academy of Sciences and the American
                            Academy of Arts and Sciences. In recognition of his founding the field of angiogenesis research he has received numerous honorary degrees and awards, including, the 2002 Ronald
                            McDonald House Charities Award of Excellence, The Franklin
                            Institute's 2001 Benjamin Franklin Award in Life Science,
                            the 1998 Keio University (Tokyo) Medical Science Prize and
                            the 1997 Charles S. Mott Prize of the General Motors Cancer
                            Research Foundation.

[Ann Dibble Jordan          ANN DIBBLE JORDAN, Former Director, Social Services
Photo]                      Department, Chicago Lying-In Hospital, University of
                            Chicago Medical Center. Mrs. Jordan, 69, was elected
                            to the Board of Directors in 1981 and is a member of
                            the Compensation & Benefits Committee and the
                            Chairman of the Public Policy Advisory Committee.
                            She assumed her previous responsibilities at Chicago
                            Lying-In Hospital in 1970 after having served as a
                            Caseworker and then a Senior Caseworker at the
                            University of Chicago Hospital. She is also a former
                            Assistant Professor at the University of Chicago
                            School of Social Service Administration. She is a
                            Director of Automatic Data Processing, Catalyst and
                            Citigroup Inc. Mrs. Jordan is also a Director of The
                            Phillips Collection, The National Symphony Orchestra
                            (Chairman of the Board), Sloan Kettering Medical
                            Center, The University of Chicago and WETA (public
                            broadcasting station).

--------------------------------------------------------------------------------
[Arnold G. Langbo           ARNOLD G. LANGBO, Retired Chairman of the Board and
Photo]                      Chief Executive Officer, Kellogg Company. Mr.
                            Langbo, 66, was elected to the Board of Directors in
                            1991 and is a member of the Nominating & Corporate
                            Governance Committee and Chairman of the
                            Compensation & Benefits Committee. Mr. Langbo
                            retired as Chairman of the Board of Kellogg Company
                            in 2000. He had held that position since 1992 after
                            having been President and Chief Operating Officer of
                            Kellogg since 1990. He also served as Chief
                            Executive Officer from 1992 until 1999. Mr. Langbo
                            joined Kellogg Canada Inc. in 1956 and served in a
                            number of management positions in Canada and the
                            United States before being named President of
                            Kellogg International in 1986. Mr. Langbo is a
                            Director of Weyerhaeuser Company, Whirlpool
                            Corporation and The International Youth Foundation.

--------------------------------------------------------------------------------
[Susan L. Lindquist, Ph.D.  SUSAN L. LINDQUIST, Ph.D., Director, Whitehead
Photo]                      Institute for Biomedical Research; Professor of
                            Biology, Massachusetts Institute of Technology. Dr.
                            Lindquist, 54, was elected to the Board of Directors
                            in February 2004 and is a member of the Science &
                            Technology Advisory Committee and the Public Policy
                            Advisory Committee. Dr. Lindquist has served
                            concurrently as Director of Whitehead Institute, a
                            non-profit, independent research and educational
                            institution, and a Professor of Biology at
                            Massachusetts Institute of Technology since 2001.
                            Previously she had been affiliated with the
                            University of Chicago for over 20 years, most
                            recently as the Albert D. Lasker Professor of
                            Medical Sciences in the Department of Molecular
                            Genetics and Cell Biology. Between 1988 and 2001,
                            Dr. Lindquist was also an Investigator in the Howard
                            Hughes Medical Institute. She was elected to the
                            American Academy of Arts and Sciences in 1996 and
                            the National Academy of Sciences in 1997 and became
                            a Fellow in the American Academy of Microbiology in
                            1997. Dr. Lindquist has received the Novartis Drew
                            Award in Biomedical Research (2000) and in 2002 was
                            named by Discover Magazine as one of the 50 most
                            important women in science. She is a Director of
                            Fold-Rx, a private start-up company.



[Leo F. Mullin Photo]       LEO F. MULLIN, Chairman and Retired Chief Executive Officer,
                            Delta AirLines, Inc.
                            Mr. Mullin, 61, was elected to the Board of Directors in
                            1999 and is a member of the Audit Committee and the
                            Nominating & Corporate Governance Committee. Mr. Mullin
                            retired as Chief Executive Officer of Delta in December 2003 and plans to retire as Chairman in April 2004, after having served as Chief Executive Officer of Delta since 1997 and
                            Chairman since 1999. Mr. Mullin was Vice Chairman of Unicom
                            Corporation and its principal subsidiary, Commonwealth
                            Edison Company, from 1995 to 1997. He was an executive of
                            First Chicago Corporation from 1981 to 1995, serving as that company's President and Chief Operating Officer from 1993 to
                            1995, and as Chairman and Chief Executive Officer of
                            American National Bank, a subsidiary of First Chicago
                            Corporation, from 1991 to 1993. Mr. Mullin is also a
                            Director of BellSouth Corporation. He is a member of The
                            Business Council.

----------------------------------------------------------------------------------------
[Steven S Reinemund         STEVEN S REINEMUND, Chairman and Chief Executive Officer,
Photo]                      PepsiCo.
                            Mr. Reinemund, 55, was elected to the Board of Directors in
                            October 2003 and is a member of the Compensation & Benefits
                            Committee and the Nominating & Corporate Governance
                            Committee. Mr. Reinemund has been Chairman and Chief
                            Executive Officer of PepsiCo since May 2001. He was elected a director of PepsiCo in 1996 and before assuming his
                            current position, served as President and Chief Operating
                            Officer from September 1999 until May 2001. Mr. Reinemund
                            began his career with PepsiCo in 1984 at Pizza Hut, Inc. and held various management positions until 1992 when he became
                            President and Chief Executive Officer of Frito-Lay, Inc.,
                            and Chairman and Chief Executive Officer of the Frito-Lay
                            Company in 1996. Mr. Reinemund also serves on the Boards of
                            The United Negro College Fund and the Darden Business School
                            at the University of Virginia.

[David Satcher, M.D.,       DAVID SATCHER, M.D., Ph.D., Director, National Center for
Ph.D. Photo]                Primary Care, Morehouse School of Medicine.
                            Dr. Satcher, 63, was elected to the Board of Directors in
                            2002 and is a member of the Science & Technology Advisory
                            Committee and the Public Policy Advisory Committee. Dr.
                            Satcher assumed his current post at Morehouse School of
                            Medicine in September 2002. In February 2002, Dr. Satcher
                            completed his four-year term as the Surgeon General of the
                            United States. He also served as the U.S. Assistant
                            Secretary for Health from February 1998 to January 2001.
                            From 1993 to 1998, Dr. Satcher served as Director of the
                            Centers for Disease Control and Prevention and Administrator
                            of the Agency for Toxic Substances and Disease Registry. Dr.
                            Satcher served as President of Meharry Medical College in
                            Nashville, Tennessee from 1982 to 1993. Dr. Satcher is a
                            fellow of the American Academy of Family Physicians, the
                            American College of Preventive Medicine and the American
                            College of Physicians. He has received numerous honorary
                            degrees and awards, including the Jimmy and Rosalynn Carter
                            Award for Humanitarian Contributions to the Health of
                            Humankind, the New York Academy of Medicine Lifetime
                            Achievement Award and the National Association of Mental
                            Illness Distinguished Service Award. Dr. Satcher serves on the Boards of Action for Healthy Kids, American Foundation
                            for Suicide Prevention, Kaiser Family Foundation and Task
                            Force on Child Survival.

----------------------------------------------------------------------------------------
[Henry B. Schacht           HENRY B. SCHACHT, Senior Advisor and Director and Former
Photo]                      Chairman of the Board and Chief Executive Officer, Lucent
                            Technologies Inc.; Managing Director and Senior Advisor,
                            E.M. Warburg, Pincus & Co. (currently on non-paid leave of absence).
                            Mr. Schacht, 69, was elected to the Board of Directors in
                            1997 and is a member of the Audit Committee and the Chairman of the Nominating & Corporate Governance Committee. At
                            Lucent Technologies, Mr. Schacht served as Chairman of the
                            Board from February 1996 until February 1998 and Chief
                            Executive Officer from February 1996 to October 1997. He
                            returned to Lucent in October 2000 as Chairman and Chief
                            Executive Officer and served in the latter position until
                            January 2002, and as Chairman of Lucent until February 2003.
                            Mr. Schacht continues to serve as a Senior Advisor and
                            Director of Lucent. Mr. Schacht served as Chairman of the
                            Lucent spin-off, Avaya Inc., in 2000 until his return to
                            Lucent. Mr. Schacht was Chairman (1977-1995) and Chief
                            Executive Officer (1973-1994) of Cummins Engine Company,
                            Inc. He is also a Director of Aluminum Company of America
                            and The New York Times Company, as well as a member of The
                            Business Council. Mr. Schacht is a former Chairman of the
                            Board of Trustees of The Ford Foundation and a Trustee of
                            the Metropolitan Museum of Art.

 [William C. Weldon     WILLIAM C. WELDON, Chairman, Board of Directors and
 photo]                 Chief Executive Officer; Chairman, Executive Committee.
                        Mr. Weldon, 55, was elected to the Board of Directors and named Vice Chairman of the Board in 2001 and assumed his current responsibilities in 2002. Mr. Weldon joined the Company in 1971, and served in several sales, marketing and international management positions before becoming President of Ethicon Endo-Surgery in 1992 and Company Group Chairman of Ethicon Endo-Surgery in 1995.
                        He was appointed to the Executive Committee and named
                        Worldwide Chairman, Pharmaceuticals Group in 1998. Mr.
                        Weldon is a member of The Business Council, The Business
                        Roundtable and the Sullivan Commission on Diversity in the Healthcare Workforce. He is a Trustee of Quinnipiac
                        University and serves on the Liberty Science Center
                        Chairman's Advisory Council. Mr. Weldon also serves as a member of the Board of Directors, Executive Committee member and Treasurer of the Pharmaceutical Research and Manufacturers of America.

DETERMINATION OF INDEPENDENCE

     The Board of Directors has determined that the following directors, comprising all of the non-employee directors, should be deemed "independent" under the listing standards of the New York Stock Exchange, as well as in the assessment of the Board: Dr. Burrow, Dr. Coleman, Mr. Cullen, Dr. Folkman, Mrs. Jordan, Mr. Langbo, Dr. Lindquist, Mr. Mullin, Mr. Reinemund, Dr. Satcher, and Mr. Schacht. In order to assist the Board in making this determination, the Board has adopted "Standards of Independence" as part of the Company's Principles of Corporate Governance, which is annexed to this Proxy Statement as
Exhibit 2. These Standards identify material relationships that a director may have with the Company (or any affiliate) which would interfere with the director's ability to exercise independent judgment. Each of the directors identified above is deemed to meet the standards set forth in those Standards of Independence.

STOCK OWNERSHIP/CONTROL

     The following table sets forth information regarding beneficial ownership of the Company's Common Stock owned by each director and each executive officer named in the Summary Compensation Table and by all directors and executive officers as a group. Each of the individuals/groups listed below is the owner of less than one percent of the Company's outstanding shares. Because they serve as co-trustees of two trusts which hold stock for the benefit of others, Messrs. Weldon and Darretta "control" an additional 12,253,502 shares of the Company's stock in which they have no economic interest. In addition to such shares, the directors and executive officers as a group own/control a total of 1,529,891 shares, the aggregate of 13,783,393 shares representing less than 1% of the shares outstanding. All stock ownership is as of February 12, 2004 (except shares held in the Company's Savings Plans, which are listed as of January 30,
2004).

                           NUMBER OF   COMMON STOCK   SHARES UNDER
                            COMMON      EQUIVALENT    EXERCISABLE
NAME                       SHARES(1)     UNITS(2)      OPTIONS(3)
----                       ---------   ------------   ------------

Gerard N. Burrow..........     9,156       6,775          25,650
Mary Sue Coleman..........       633         473              --
James G. Cullen...........    65,642      17,230          25,650
Robert J. Darretta........   209,100      14,254         577,000
Roger S. Fine.............   221,045      13,552         584,400
M. Judah Folkman..........     1,300       9,941          20,650
Ann Dibble Jordan.........     5,962      14,124          25,650
Arnold G. Langbo..........     1,979      34,717          25,650

                                               NUMBER OF   COMMON STOCK   SHARES UNDER
                                                COMMON      EQUIVALENT    EXERCISABLE
NAME                                           SHARES(1)     UNITS(2)      OPTIONS(3)
----                                           ---------   ------------   ------------
James T. Lenehan.............................    208,562      16,406         864,000
Susan L. Lindquist...........................        190          --              --
Leo F. Mullin................................      6,408       6,937          18,650
Per A. Peterson..............................     54,876          --         243,900
Steven S Reinemund...........................      1,200         322              --
David Satcher................................        660       1,331           6,300
Henry B. Schacht.............................      2,382      11,232          23,450
William C. Weldon............................    192,180       8,836         643,400

All directors and executive officers as a
  group(23)..................................  1,529,891     176,613       4,918,750

------------------
(1) The shares described as "owned" are shares of the Company's Common Stock owned by each listed person and by members of his or her household and are held either individually, jointly or pursuant to a trust arrangement. The directors and executive officers disclaim beneficial ownership of an aggregate of 84,028 of these shares, including, 400 shares listed as owned by Dr. Burrow, 30,000 shares listed as owned by Mr. Cullen, 38,063 shares listed as owned by Mr. Fine, 900 shares listed as owned by Mr. Langbo and 1,880 shares listed as owned by Mr. Lenehan.
(2) Includes Common Stock equivalent units credited to non-employee directors under the Deferred Fee Plan for Nonemployee Directors and Common Stock equivalent units credited to the executive officers under the Executive Income Deferral Plan.
(3) Includes shares under options exercisable on February 12, 2004 and options which become exercisable within 60 days thereafter.

DIRECTORS' FEES, COMMITTEES AND MEETINGS

     Directors who are employees of the Company receive no compensation for their services as directors or as members of committees. Each director who is not an employee of the Company receives an award valued at approximately $10,000 in the form of the Company's Common Stock upon first becoming a member of the Board of Directors and receives an annual fee of $65,000 for his or her services as director. Of such annual fee, $20,000 is required to be deferred in Common Stock equivalent units under the Deferred Fee Plan for Nonemployee Directors until termination of his or her directorship. Directors also receive non-retainer equity compensation each year in the form of a stock option grant. The number of options granted is determined annually. In February 2004, the non-employee directors were each granted options to acquire 7,600 shares under the Company's 2000 Stock Option Plan. Options granted to non-employee directors become exercisable on the first anniversary of date of grant. In addition, directors receive $5,000 for service on a committee of the Board of Directors, or $8,000 if chairperson of the committee. Non-employee directors may receive a meeting fee of $1,500 per day if they attend a committee meeting held on a day other than a Board of Directors meeting day. In fiscal year 2003, a total of $3,000 was paid to two directors for attending such additional committee meetings. A director may elect to defer payment of all or a part of the fees until, or beyond, termination of his or her directorship. Deferred fees (other than the required deferral referred to above) may earn additional amounts based on a hypothetical investment in the Company's Common Stock or, in the case of directors who have served on the Board since prior to January 1, 1996, on the increase in value of units under the Certificate of Extra Compensation Program, up to the time of termination of his/her directorship. Deferred fees beyond termination of directorship can only earn additional amounts based on a hypothetical investment in the Company's Common Stock. All Common Stock equivalent units held in each non-employee director's Deferred Fee Account receive dividend equivalents.

     During the last fiscal year the Board of Directors held seven regularly scheduled meetings and two special telephonic meetings. Each director attended at least 75% of the total regularly scheduled and special meetings of the Board of Directors and the committees on which he or she served. A discussion of the role of the Board of Directors in the Company's strategic planning process can be found on the Company's website at www.investor.jnj.com/governance in the Corporate Governance section.

     The Board of Directors has a standing Audit Committee, Compensation & Benefits Committee and Nominating & Corporate Governance Committee. Under their Charters, each of these Committees is authorized and assured of appropriate funding to retain and consult with external advisors, consultants and counsel.

     The members of the Audit Committee are Dr. Coleman, Mr. Mullin, Mr. Schacht and Mr. Cullen (Chairman). The Audit Committee is comprised entirely of non-employee members of the Board of Directors, each of whom has been determined to be "independent" under the listing standards of the New York Stock Exchange. The Committee operates under a written charter adopted by the Board of Directors, which is required to be provided to shareholders every three years, unless amended earlier. A copy of the Charter of the Audit Committee, as amended in February 2004, is attached as Exhibit 1 and posted to the Company's website at www.investor.jnj.com/governance. The Audit Committee assists the Board of Directors by providing oversight of financial management and the independent auditors and ensuring that management is maintaining an adequate system of internal controls such that there is reasonable assurance that assets are safeguarded and that financial reports are properly prepared; that there is consistent application of generally accepted accounting principles; and that there is compliance with management's policies and procedures. In performing these functions, the Audit Committee meets periodically with the independent auditors, management, and internal auditors (including in private sessions) to review their work and confirm that they are properly discharging their respective responsibilities. In addition, the Audit Committee recommends the independent auditors for appointment by the Board of Directors. The Audit Committee met five times during the last fiscal year, plus four telephonic meetings were held prior to the release of the quarterly earnings with the Chairman of the Audit Committee and with other Committee members participating. The Board has determined that Mr. Cullen, the Chairman of the Audit Committee and an independent director, is an "audit committee financial expert" under the rules and regulations of the Securities and Exchange Commission for purposes of
Section 407 of the Sarbanes-Oxley Act.

     The members of the Compensation & Benefits Committee are Mrs. Jordan, Mr. Reinemund and Mr. Langbo (Chairman), each of whom has been determined to be "independent" under the listing standards of the New York Stock Exchange. The primary function of the Compensation & Benefits Committee is to discharge the Board's duties and responsibilities relating to compensation of the Company's directors and executive officers and oversee the management of the various pension, savings, health and welfare plans that cover the Company's employees. The Committee also reviews the compensation philosophy and policy of the Management Compensation Committee, a non-Board committee composed of Messrs. Weldon (Chairman), Darretta (Vice Chairman), Deyo (Vice President, Administration) and Valeriani (Vice President, Human Resources) which determines management compensation and establishes fringe benefit and other compensation policies (except for executive officers of the Company). The Compensation & Benefits Committee is also responsible for the administration of the Company's stock option plans and is the approving authority for management recommendations with respect to option grants. During the last fiscal year there were six meetings of the Compensation & Benefits Committee. A copy of the Charter of the Compensation & Benefits Committee, as amended in February 2004, can be found on the Company's website at www.investor.jnj.com/governance.

     The members of the Nominating & Corporate Governance Committee are Dr. Burrow, Mr. Cullen, Mr. Langbo, Mr. Mullin, Mr. Reinemund and Mr. Schacht (Chairman). Each of the members of the Nominating & Corporate Governance Committee has been determined to be

"independent" under the listing standards of the New York Stock Exchange. The Nominating & Corporate Governance Committee is responsible for overseeing matters of corporate governance, including the evaluation of the performance and practices of the Board of Directors. The Committee also oversees the process for performance evaluations of each of the Committees of the Board. It is also within the Charter of the Nominating & Corporate Governance Committee to review the Company's management succession plans and executive resources. In addition, the Nominating & Corporate Governance Committee reviews possible candidates for the Board of Directors and recommends the nominees for directors to the Board of Directors for approval. The Nominating & Corporate Governance Committee met seven times during the last fiscal year. A copy of the Charter of the Nominating & Corporate Governance Committee can be found on the Company's website at www.investor.jnj.com/governance. In addition, the Charter was included in the Company's proxy statement for the 2003 Annual Meeting.

CORPORATE GOVERNANCE

     DIRECTOR NOMINATION PROCESS. The Nominating & Corporate Governance Committee reviews possible candidates for the Board of Directors and recommends the nominees for directors to the Board of Directors for approval. The Board of Directors has adopted General Criteria for Nomination to the Board of Directors, which, as part of the Principles of Corporate Governance, is attached to this proxy statement as Exhibit 2, and can also be found on the Company's website at www.investor.jnj.com/governance. These Criteria describe specific traits, abilities and experience that the Nominating Committee and the Board look for in determining candidates for election to the Board. The Nominating & Corporate Governance Committee considers suggestions from many sources, including shareholders, regarding possible candidates for directors. Such suggestions, together with appropriate biographical information, should be submitted to the Secretary of the Company at One Johnson & Johnson Plaza, New Brunswick, New Jersey 08933. Possible candidates who have been suggested by shareholders are evaluated by the Nominating & Corporate Governance Committee in the same manner as are other possible candidates. During the past year, the Nominating & Corporate Governance Committee retained a third party executive recruitment firm to assist the Committee members in the process of identifying and evaluating potential nominees for the Board.

     Since the 2003 Annual Meeting of Shareholders, the Board of Directors has elected Dr. Coleman, Dr. Lindquist and Mr. Reinemund to the Board. Each of these individuals were recommended for election and nominated by the independent directors on the Nominating & Corporate Governance Committee.

     SHAREHOLDER COMMUNICATION WITH THE BOARD. Shareholders, employees and others may contact any of the Company's directors (including the Presiding Director) by writing to them c/o Johnson & Johnson, One Johnson & Johnson Plaza, Room WH 2133, New Brunswick, NJ 08933 USA. Shareholders, employees and others may also contact any of the non-employee directors by assessing and submitting an e-mail at www.jnj.com/PresidingDirector. General comments to the Company (including complaints or questions about a product) should be sent by accessing www.jnj.com/contact _ us/general _ inquiries. The Company's process for handling shareholder communications to the Board has been approved by the independent directors and can be found at www.investor.jnj.com/governance.

     ANNUAL MEETING OF SHAREHOLDERS. It has been the longstanding practice of the Company for all directors to attend the Annual Meeting of Shareholders. All directors who were elected to the Board at the last Annual Meeting were in attendance.

     EXECUTIVE SESSIONS. Each of the Audit, Compensation & Benefits and Nominating & Corporate Governance Committees met at least twice during 2003 in Executive Sessions without members of management present. The non-employee directors met seven times during 2003 in Executive

Sessions (following each regularly scheduled Board Meeting) without the Chairman/CEO or any other member of management present.

     PRESIDING DIRECTOR. The non-employee directors have selected Mr. Cullen to serve as the Presiding Director to chair Executive Sessions of the non-employee directors. In addition, the Presiding Director reviews the schedule of and agendas for Board meetings. The Presiding Director is also looked upon to act as an intermediary between the non-employee directors and management of the Company when special circumstances exist or communication out of the ordinary course is necessary.

     CONSULTING AGREEMENT. The Company has entered into a consulting agreement with Dr. Folkman, a member of the Board, pursuant to which, at the Company's request, he may attend and participate in occasional scientific meetings of the Company and its affiliates. In 2003, Dr. Folkman attended two such meetings and received payment of $3,000 in the aggregate.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     The Company believes that during 2003 all reports for the Company's executive officers and directors that were required to be filed under Section 16 of the Securities Exchange Act of 1934 were filed on a timely basis, except that two reports were filed late by Mr. Brian D. Perkins, Member of the Executive Committee, to reflect a sale of common stock and the exercise of an employee stock option, both in November 2003. These transactions have subsequently been reported.

                         REPORT OF THE AUDIT COMMITTEE

     The Audit Committee reports to and acts on behalf of the Board of Directors by providing oversight of the financial management, independent auditors and financial reporting procedures of the Company. The Company's management is responsible for preparing the Company's financial statements and the independent auditors are responsible for auditing those financial statements. The Audit Committee is responsible for overseeing the conduct of these activities by the Company's management and the independent auditors.

     In this context, the Committee has met and held discussions with management and the independent auditors (including private sessions with the internal auditors, the independent auditors, the Chief Financial Officer and the General Counsel). Management represented to the Committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors.

     The Committee has discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Communication With Audit Committees), as amended (including significant accounting policies, alternative accounting treatments and estimates, judgments and uncertainties). In addition, the independent auditors provided to the Audit Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Committee and the independent auditors have discussed the auditors' independence from the Company and its management, including the matters in those written disclosures. Additionally, the Committee considered the non-audit services provided by the independent auditors and the fees and costs billed and expected to be billed by the independent auditors for those services (as shown on page 26 of this proxy statement). All of the non-audit services provided by the independent auditors since February 10, 2003, and the fees and costs incurred in connection with those services, have been pre-approved by the Committee in accordance with the Audit and Non-Audit Services Pre-Approval Policy, as adopted by the Committee. (This policy is discussed in further detail on page 27 of this proxy statement.) When approving the retention of the independent auditors for these non-audit services, the Committee has considered whether the retention of the independent auditors to provide those services is compatible with maintaining auditor independence.

     In reliance on the reviews and discussions with management and the independent auditors referred to above, the Committee believes that the non-audit services provided by the independent auditors are compatible with, and did not impair, auditor independence.

     The Committee also has discussed with the Company's internal and independent auditors, with and without management present, their evaluations of the Company's internal accounting controls and the overall quality of the Company's financial reporting.

     In further reliance on the reviews and discussions with management and the independent auditors referred to above, the Audit Committee recommended to the Board of Directors on February 9, 2004, and the Board has approved, the inclusion of the audited financial statements in the Company's Annual Report on Form 10-K for the fiscal year ended December 28, 2003, for filing with the Securities and Exchange Commission. The Audit Committee also recommended to the Board of Directors, and the Board has approved, subject to shareholder ratification, the selection of the Company's independent auditors.

                                          Mr. James G. Cullen, Chairman
                                          Dr. Mary S. Coleman
                                          Mr. Leo F. Mullin
                                          Mr. Henry B. Schacht

       COMPENSATION & BENEFITS COMMITTEE REPORT ON EXECUTIVE COMPENSATION

                 COMPENSATION & BENEFITS COMMITTEE OF THE BOARD

     The Compensation & Benefits Committee is composed entirely of non-employee, independent members of the Board of Directors. It is the Compensation & Benefits Committee's responsibility to review and approve all compensation actions for the Chief Executive Officer and other executive officers of the Company, to administer the Company's stock option program and to provide oversight of the Company's compensation programs and philosophy.

              JOHNSON & JOHNSON COMPENSATION POLICY AND OBJECTIVES

     Johnson & Johnson's executive compensation programs are designed to enable the Company to attract, retain and motivate the high caliber of executives required for the success of the business. Overall, it is the intent of Johnson & Johnson to provide executives with compensation opportunities that are comparable to the opportunities provided by a select group of high performing companies similar to Johnson & Johnson, as described below. This objective is achieved through a variety of compensation programs, summarized below, which support both the current and long-term performance of the business.

     The primary responsibility of the Company's Chief Executive Officer and other executive officers is to ensure the long-term health and growth of the Company. This responsibility is summarized in the Johnson & Johnson Credo, which defines the obligations of Johnson & Johnson employees to strengthen the ethical, human and business foundations of the Company. The Credo describes the responsibilities of the Company to its customers and others with whom it does business, to its employees, to the communities in which the Company has a presence as well as to the world community, and to its shareholders. The Credo merges these business and ethical responsibilities by stating: "When we operate according to these principles, the stockholders should realize a fair return."

     The compensation of Johnson & Johnson's Chief Executive Officer is determined by the Compensation & Benefits Committee based on its assessment of the Company's financial and non-financial performance against the background of the factors and principles outlined in the Credo. With respect to financial performance, the Committee has identified several factors that are critical to the success of the business, including Sales Growth, Earnings Per Share (EPS) Growth, increase in Cash Flow, New Product Flow and growth in Shareholder Value. In evaluating performance against these factors, Johnson & Johnson's results are compared to results of a top quality group of high performing companies in the consumer, pharmaceutical, medical device and diagnostics health care fields with comparable sales volumes and above average EPS growth rates and financial strength. There are currently forty-five companies in this comparison group, which is subject to occasional change as the Company or its competitors change their focus, merge or are acquired, or as new competitors emerge.

     Sales Growth is measured as the percentage increase in sales volume from one year to the next. EPS Growth is assessed in the same manner. Cash Flow is measured as the Net Cash Flows from Operating Activities as reported in the Consolidated Statement of Cash Flows. New Product Flow is assessed by reviewing the percentage of sales resulting from the sale of new products introduced in the past five years. Shareholder Value is measured as the increase in stock price plus dividend return over a five-year period.

     The Committee also reviews non-financial factors as part of the overall evaluation of performance. Such non-financial factors typically include managing Credo responsibilities, talent management (including developing a diverse superior talent pool), Process Excellence and progress in research and development.

     The Compensation & Benefits Committee believes it is crucial that these financial and non-financial factors are managed well, in order to ensure superior return to Johnson & Johnson's shareholders over the long-term. Therefore, while performance in these areas is reviewed on an annual basis, the primary consideration in assessing performance is corporate results over a longer period, usually five years. No specific fixed weighting or formula is applied to these factors in determining performance. Rather, the Compensation & Benefits Committee exercises its judgment in evaluating these factors and in determining appropriate compensation.

     A discussion of 2003 performance can be found under "Decisions on 2003 Compensation."

                   JOHNSON & JOHNSON'S COMPENSATION PROGRAMS

BASE SALARY

     The Base Salary for all employees exempt from the Fair Labor Standards Act, which includes executives, is managed through the Johnson & Johnson Salary Administration Program. Under this Program, increases in Base Salary are governed by guidelines covering three factors: Merit (an individual's performance); Market Parity (to adjust salaries of high performing individuals based on the competitive market); and Promotions (to reflect increases in responsibility). In assessing Market Parity, the Company targets to pay base salaries that are, overall, equal on average to the select group of top quality companies referred to above.

     These guidelines are set each year and vary from year to year to reflect the competitive environment and to control the overall cost of salary growth. Merit increases are based on individual performance and can range from 0% to over 200% of the merit guideline.

     The domestic salary guideline for all exempt employees for 2003 was 4.0% for merit increases and will be 3.5% for 2004. Guidelines for market parity and promotion adjustments are as approved in each operating company's budget. Those guidelines are determined based on each unit's overall competitive position with respect to salaries paid versus the marketplace.

CASH AND STOCK INCENTIVE COMPENSATION PROGRAMS

     To reward performance, Johnson & Johnson provides its executive officers with additional current compensation in the form of executive cash bonus and stock awards which is competitive with annual incentives provided by other companies in the peer community. No fixed weighting or formula is applied by the Compensation & Benefits Committee to corporate performance versus individual performance in determining incentive cash bonus and stock awards for the Chief Executive Officer and other executive officers. The amounts of Awards to executive officers are determined by the Committee acting in its discretion subject to the maximum amounts specified in the Company's Executive Incentive Plan. The Committee, acting in its discretion, may determine to pay a lesser Award than the maximum specified. In making these determinations, the Committee considers such other matters as it deems relevant, including recommendations by the Chief Executive Officer for Awards for the other executive officers. For the Chief Executive Officer and other executive officers the amount of the total incentive is divided between cash and stock at the discretion of the Committee.

STOCK OPTIONS

     The Stock Option Plan is a long-term plan designed to link executive rewards with shareholder value over time. Johnson & Johnson's award practice uses a percentage of each year's base salary, expressed as a range of opportunity, to arrive at the range of option shares available to be granted. Individual grants are made annually and vary within that range based on performance. This "annual multiple" approach results in grants which vary from year to year based on assessed performance, stock price and base salary. Additionally, stock options are administered based on guidelines that are benchmarked annually and consequently adjusted as appropriate based on that benchmark data. This annual adjustment to guidelines may also result in variations in stock option grants from year to year.

     No stock option awards are made in the absence of satisfactory performance. Performance is evaluated by the Compensation & Benefits Committee based on the executive's individual contribution to the long-term health and growth of the Company and the Company's performance based on the factors discussed above. No fixed weighting or formula is applied to corporate performance versus individual performance in determining stock option awards. Specifically, for the Chief Executive Officer and other named executive officers, the Committee does not apply a mathematical formula that relates financial and/or non-financial performance to the number of options awarded.

     In the event that the stock price declines to a level below the option grant price, options are not revalued or reissued. Vesting in awards made prior to December 1997 generally occurred over a period from two to six years. Vesting in awards granted in or after December 1997 generally occurs three years from grant.

CERTIFICATES OF EXTRA COMPENSATION

     Certificates of Extra Compensation (CECs) provide deferred compensation that is paid at the end of an executive's career. CECs are performance units that measure the Company's value based on a formula composed of one-half of the Company's net asset value and one-half of its earning power value, relative to the number of shares of Johnson & Johnson Common Stock outstanding. Earning power value is calculated by taking the capitalized value of earnings averaged over the previous five years.

     The CEC program uniquely reflects Johnson & Johnson's commitment to the long-term. No awards are paid out to executives during employment. Although the units vest over a five-year period from grant, the final value of those units is not determined until retirement or termination of employment. The value of the program is purely performance driven. The Company pays dividend equivalents on units awarded. Dividend equivalents are paid at the same rate provided to shareholders on a share of Johnson & Johnson Common Stock, and are paid quarterly.

     Awards of CECs to the Chief Executive Officer and executive officers are targeted to provide an above average long-term compensation opportunity as compared to the peer community. Award amounts are based on the Compensation & Benefits Committee's evaluation of individual performance, based on the executive's individual contribution to the long-term health and growth of the Company and the Company's performance based on the factors discussed above. No fixed weighting or formula is applied to corporate performance versus individual performance in determining CEC awards.

DECISIONS ON 2003 COMPENSATION

     In reviewing and approving compensation actions for the Chief Executive Officer and the other executive officers, the Compensation & Benefits Committee of the Board evaluated Johnson & Johnson's performance in 2003 versus goals identified for both financial and non-financial factors.

     Johnson & Johnson's performance for the most recent five year period ranked in the upper half of the peer community companies in all financial factors considered: Sales Growth, Shareholder Value, EPS Growth Rate and increase in Cash Flow. The Company met its goal for New Product Flow. The Committee reviewed details of five-year and most recent year sales growth, net earnings growth and increase in cash flow for the Company overall and by each business segment. The Committee considered Total Shareholder Return, which ranked in the upper half of peer companies on a five-year basis. Overall, the Committee found that the Company had outperformed overall and in each business segment compared to peer industry companies for each of these measures.

     With respect to non-financial performance, management continued to excel in the area of managing Credo responsibilities, talent management, Process Excellence and progress in research and development. Various initiatives undertaken by Johnson & Johnson embody the principles of the Credo by addressing its responsibilities to its customers, employees and the community. Progress was made in developing a high performing, superior talent pool, that is also diverse in many ways, including race, gender, cultural background and experiences. The Company realized significant results from various Process Excellence initiatives, and progress was documented in new product development. Details of the pharmaceutical and other new product pipelines were reviewed, and the Committee determined that the Company was well positioned for continued future growth.

     The Compensation & Benefits Committee met with members of an external compensation consulting firm as part of their review both with internal staff and separately in Executive Session. The Committee also met in Executive Session to discuss compensation decisions for all executive officers. The Committee assessed Mr. Weldon's overall current cash compensation (base salary and annual incentive) in comparison to his long-term compensation (stock option and CEC grants). The Committee determined that Mr. Weldon's total compensation package was more heavily weighted toward long-term compensation than peer community practices. Based on this review, the Committee decided to adjust the mix of Mr. Weldon's current and long-term compensation to better align his overall compensation package with competitive practices.

     Consequently, in February 2004, the Committee awarded Mr. Weldon an annual incentive payment (comprised of cash bonus and stock award) for 2003 of $1,950,000. This amount, which was above-target, reflects the Committee's assessment of the Company's significantly above-target performance and the realignment of Mr. Weldon's compensation, as discussed in the preceding paragraph. Awards in February 2004 under the Stock Option and Certificate of Extra Compensation program were based on competitive practices and reflect the Compensation & Benefits Committee's assessment of performance. The stock option awards and CECs shown in the Summary Compensation Table reflect awards made in February 2004 for 2003 performance. These compensation awards were made based upon the Compensation & Benefits Committee's assessment of the Company's financial performance in the five areas outlined above and its non-financial performance against the background of the Credo as outlined above.

     Mr. Weldon was awarded an annual salary increase in March 2003 of 7.39%, as a result of superior performance.

     The above performance results were evaluated based on the overall judgment of the Compensation & Benefits Committee with no fixed or specific mathematical weighting applied to each element of performance. Based on the Compensation & Benefits Committee's judgment, compensation awards for 2003, in total, were consistent with established targets.

TAX DEDUCTIBILITY CONSIDERATIONS

     The Compensation & Benefits Committee has reviewed the Company's compensation plans with regard to the deduction limitation under the Omnibus Budget Reconciliation Act of 1993 (the "Act") and the final regulations interpreting the Act that have been adopted by the Internal Revenue Service and the Department of the Treasury. Based on this review, the Committee has determined that the Johnson & Johnson Stock Option Plans, as previously approved by shareholders, meet the requirements for deductibility under the Act. In order to permit the future deductibility of cash bonus and stock incentive awards for certain executive officers of the Company, the Committee and the Board of Directors have adopted an Executive Incentive Plan that was approved by shareholders. As a result, all bonus and stock awards qualify as performance based and are not subject to the tax deductibility limitation of Section 162(m). In addition, the Committee has approved the Executive Income Deferral Plan that allows an individual to elect to defer a portion of Base Salary, CEC Dividend Equivalents and Cash and Stock Bonus Awards. Participation in the Plan is limited to Executive Committee members and is voluntary. Accordingly, any amounts that would otherwise result in non-tax deductible compensation may be deferred under the Plan. As a result of the implementation of the Johnson & Johnson Executive Incentive Plan and elections made under the Executive Income Deferral Plan, the Company maximizes the tax deduction available under Section 162(m). However, in some cases, the Compensation & Benefits Committee may elect to exceed the tax-deductible limits. This may be necessary for the Company to meet competitive market pressures and to ensure that it is able to attract and retain top talent to successfully lead the organization.

                                               Arnold G. Langbo, Chairman
                                               Ann D. Jordan
                                               Steven S Reinemund

                     SHAREHOLDER RETURN PERFORMANCE GRAPHS

     Set forth below are line graphs comparing the cumulative total shareholder return on the Company's Common Stock for periods of five years and ten years ending December 31, 2003 against the cumulative total return of the Standard & Poor's 500 Stock Index, the Standard & Poor's Pharmaceutical Index and the Standard & Poor's Health Care Equipment Index. The graphs and tables assume that $100 was invested on December 31, 1998 and December 31, 1993 in the Company's Common Stock, the Standard & Poor's 500 Stock Index, the Standard & Poor's Pharmaceutical Index and the Standard & Poor's Health Care Equipment Index and that all dividends were reinvested.

           FIVE-YEAR CUMULATIVE TOTAL SHAREHOLDER RETURN (1998-2003)

[LINE GRAPH]

--------------------------------------------------------------------------------
                        1998      1999      2000      2001      2002      2003
--------------------------------------------------------------------------------
 Johnson & Johnson     $100.00   $112.45   $128.49   $146.26   $134.74   $131.95
 S&P 500 Index         $100.00   $121.04   $110.02   $96.96    $75.54    $ 97.19
 S&P Pharm Index       $100.00   $88.02    $119.97   $102.53   $81.99    $ 89.19
 S&P H/C Equip Index   $100.00   $92.18    $135.29   $128.41   $112.17   $148.09

            TEN-YEAR CUMULATIVE TOTAL SHAREHOLDER RETURN (1993-2003)

[LINE GRAPH]

----------------------------------------------------------------------------------------------------------------------------------
                        1993      1994      1995      1996      1997      1998      1999      2000      2001      2002      2003
----------------------------------------------------------------------------------------------------------------------------------
 Johnson & Johnson     $100.00   $124.99   $198.87   $234.89   $315.51   $407.06   $457.73   $523.05   $595.43   $548.48   $537.12
 S&P 500 Index         $100.00   $101.32   $139.34   $171.32   $228.45   $293.74   $355.54   $323.18   $284.80   $221.88   $285.49
 S&P Pharm Index       $100.00   $116.63   $186.55   $234.12   $359.59   $535.77   $471.58   $642.75   $549.33   $439.26   $477.87
 S&P H/C Equip Index   $100.00   $122.27   $206.44   $240.10   $295.22   $417.94   $385.26   $565.43   $536.68   $468.82   $618.93

                             EXECUTIVE COMPENSATION

     The following table shows, for each of the last three fiscal years, the annual compensation paid to or earned by the Company's Chief Executive Officer and the other four most highly compensated executive officers in 2003 (the "Named Officers") in all capacities in which they served:

                           SUMMARY COMPENSATION TABLE

                                       ANNUAL COMPENSATION(1)           LONG TERM
                                ------------------------------------   COMPENSATION
          NAME                                              OTHER         AWARDS
          AND                                               ANNUAL     ------------   ALL OTHER
       PRINCIPAL                                           COMPEN-       OPTIONS       COMPEN-
        POSITION          YEAR  SALARY($)     BONUS($)    SATION($)        (#)        SATION($)
       ---------          ----  ----------   ----------   ----------   ------------   ---------
                                                    (2)          (3)      (4)(5)        (6)
William C. Weldon         2003  $1,266,154   $1,950,000   $1,192,514     325,000      $ 56,977
Chairman/CEO              2002   1,097,115    1,207,500      786,924     450,000        49,370
                          2001     863,462      871,761      415,144     600,000        38,856

James T. Lenehan(7)       2003  $1,037,308   $  860,000   $1,087,667          --      $571,102
Vice Chairman/            2002     930,769      897,750      841,734     250,000        41,885
President                 2001     842,308      864,965      644,161     400,000        37,904

Robert J. Darretta        2003  $  873,077   $  759,750   $  699,784     150,000      $ 39,288
Vice Chairman/CFO         2002     790,385      640,000      515,569     135,000        35,567
                          2001     750,000      604,679      452,689     150,000        33,750

Per A. Peterson           2003  $  744,231   $  660,000   $  391,089     150,000      $ 33,490
Chairman, R&D             2002     672,385      558,250      327,598     135,000        30,257
Pharmaceuticals           2001     596,554      431,743      179,785     150,000        26,845
Group

Roger S. Fine(8)          2003  $  730,577   $  628,060   $1,178,294          --      $ 31,647
Vice President,           2002     667,308      475,000    1,042,090     110,000        30,029
General Counsel           2001     635,000      471,229      820,686     125,000        28,575

------------------

(1) Includes amounts paid and deferred.

(2) Bonus amounts are comprised of cash and the fair market value of stock awards on the date award is issued. Bonus amounts listed for 2003 were awarded in February 2004 as compensation for performance in fiscal year 2003. In 2001, the Compensation Committee changed the timing of paying year-end bonus amounts to all eligible employees, including executive officers of the Company. Starting with fiscal year 2001, annual cash bonus and stock awards are awarded in February of the following year. As a result, no annual bonus was awarded to the Named Officers in fiscal year 2001. However, the bonus amounts awarded to the Named Officers in February 2003 and 2002, as compensation for performance in the prior fiscal year, are listed as compensation for 2002 and 2001, respectively.

(3) Amounts include dividend equivalents paid under the Certificate of Extra Compensation (CEC) Program (long-term incentive plan).

(4) Stock option awards listed for 2003 were granted on February 9, 2004 as compensation for fiscal year 2003. The options were granted at an exercise price equal to the fair market value of the Company's Common Stock on the date of grant. All of the options become exercisable on the third anniversary of date of grant, which is the same vesting schedule for all executives granted options on such date.

(5) In 2001, the Compensation Committee changed the timing of granting annual stock option grants to all eligible employees, including executive officers of the Company. For fiscal year 2000 and prior years, annual stock option awards were granted to executive officers in

    December of each year. Starting with fiscal year 2001, stock option awards are granted in February of the following year. As a result, no stock options were granted to the Named Officers in fiscal year 2001. However, the stock option awards granted to the Named Officers in February 2002, as compensation for performance in 2001, are listed as compensation for 2001 and the stock option awards granted in February 2003, as compensation for performance in 2002, are listed as compensation for 2002.

(6) Amount shown is the Company's matching contribution to the 401(k) Savings Plan and related supplemental plan. In addition, the amount shown for Mr. Lenehan for 2003 also includes a future payment, as described in footnote
    (7) below.

(7) Mr. Lenehan has announced his decision to retire from the Company as of June 30, 2004. In anticipation of his retirement, Mr. Lenehan resigned from the Board of Directors and as Vice Chairman and President of the Company effective February 1, 2004. Until his retirement, Mr. Lenehan will be engaged in the transition of his management responsibilities. Consistent with the terms of a retirement program which has been offered to certain employees and executives of the Company, Mr. Lenehan will receive a payment, upon retirement, of one week's pay for each year of service to the Company. Mr. Lenehan has 27 years of service with the Company, and the approximate payment he will receive, in the amount of $525,000, is included under "All Other Compensation" for 2003. In addition, consistent with the terms of the retirement program, the amount of the retirement benefit under the pension plan received by Mr. Lenehan will be determined as if he retired at age 62. Mr. Lenehan will receive no other retirement or severance payments, and no other retirement perquisites. The Compensation & Benefits Committee of the Board of Directors approved allowing Mr. Lenehan to retire upon these same terms and conditions as offered to such other employees and executives of the Johnson & Johnson organization.

(8) Mr. Fine's long-term compensation for 2003 reflects his anticipated retirement in April 2004.

STOCK OPTIONS

     Starting with fiscal year 2001, stock option awards are granted to all eligible employees, including executive officers of the Company, in February, as compensation for performance in the prior fiscal year. The following table contains information with respect to the grant of stock options under the Company's 2000 Stock Option Plan to the Named Officers in February 2004, as compensation for performance in 2003.

                 OPTION GRANTS WITH RESPECT TO LAST FISCAL YEAR

                                      INDIVIDUAL GRANTS
                      --------------------------------------------------
                        NUMBER OF     % OF TOTAL
                       SECURITIES      OPTIONS
                       UNDERLYING     GRANTED TO   EXERCISE                GRANT DATE
                         OPTIONS      EMPLOYEES     PRICE     EXPIRATION     PRESENT
NAME                  GRANTED(#)(1)    FOR 2003     ($/SH)       DATE      VALUE($)(2)
----                  -------------   ----------   --------   ----------   -----------
William C. Weldon...     325,000          0.7%      $53.93     2/7/14      $4,260,750
James T. Lenehan....          --           --           --       --                --
Robert J. Darretta..     150,000          0.3%      $53.93     2/7/14      $1,966,500
Per A. Peterson.....     150,000          0.3%      $53.93     2/7/14      $1,966,500
Roger S. Fine.......          --           --           --       --                --

------------------
(1) The options were granted at an exercise price equal to the fair market value of the Company's Common Stock on February 9, 2004, the date of grant. All of the options become exercisable on the third anniversary of the date of grant, which is the same vesting schedule for all executives granted options on such date.

(2) The grant date present values per option share were derived using the Black-Scholes option pricing model in accordance with the rules and regulations of the Securities and Exchange

    Commission and are not intended to forecast future appreciation of the Company's stock price. The options expiring on February 7, 2014 had a grant date present value of $13.11 per option share. The Black-Scholes model was used with the following assumptions: volatility of 27% based on a historical weekly average over five years; dividend yield of 1.76%; risk free interest of 3.15% based on a U.S. Treasury rate of five years; and a five year option life.

OPTION EXERCISES AND FISCAL YEAR-END VALUES

     The following table sets forth information with respect to the Named Officers concerning the exercise of options during the last fiscal year and unexercised options held as of the end of the fiscal year:

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                     VALUES

                                                               NUMBER OF SECURITIES
                                                              UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                                OPTIONS AT YEAR END         IN-THE-MONEY OPTIONS AT
                                 SHARES                               2003(#)                 YEAR END 2003($)(1)
                               ACQUIRED ON      VALUE       ---------------------------   ---------------------------
            NAME               EXERCISE(#)   REALIZED($)    EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
            ----               -----------   ------------   -----------   -------------   -----------   -------------
William C. Weldon............    57,000      $ 2,158,576       643,400      1,050,000     $ 4,461,116    $       --
James T. Lenehan.............    78,800      $ 3,293,976     1,094,800        650,000     $17,276,008    $       --
Robert J. Darretta...........    56,000      $ 2,256,572       577,000        285,000     $ 4,806,960    $       --
Per A. Peterson..............    56,000      $ 1,844,760       259,900        285,000     $ 3,367,866    $       --
Roger S. Fine................    67,400      $ 3,090,290       597,200        235,000     $ 8,002,564    $       --

------------------
(1) Based on the New York Stock Exchange Composite closing price as published in the Wall Street Journal for the last business day of the fiscal year ($50.62).

CERTIFICATE OF EXTRA COMPENSATION PROGRAM

     The following table provides information concerning awards made in February 2004 as compensation for performance during the last fiscal year to the Named Officers under the Company's Certificate of Extra Compensation (CEC) Program.

           LONG-TERM INCENTIVE PLANS -- AWARDS IN LAST FISCAL YEAR(1)

                                                                               ESTIMATED
                                                 NUMBER       PERIOD UNTIL       FUTURE
NAME                                           OF UNITS(#)     PAYOUT(2)      PAYOUT($)(3)
----                                           -----------    ------------    ------------
William C. Weldon............................    134,000                       $2,298,100
James T. Lenehan.............................          0                                0
Robert J. Darretta...........................    160,000                        2,744,000
Per A. Peterson..............................     30,000                          514,500
Roger S. Fine................................          0                                0

---------------
(1) Since 2001, annual long-term incentive compensation has been awarded to all eligible employees, including executive officers of the Company, in February, as compensation for performance in the prior fiscal year. Accordingly, this table shows the CEC units awarded to the Named Officers in February 2004, as compensation for performance in 2003.

(2) Awards are paid out upon retirement or other termination of employment.

(3) The value used is the value as of the end of the last fiscal year and was $17.15 per CEC unit. The value of the CEC units is subject to increase or decrease based on the performance of the Company.

     Since 1947, the Company has maintained a deferred compensation program under which awards of CEC units may be made to senior management and other key personnel of the Company and its subsidiaries worldwide. Typically, an award of CEC units provides for a specified number of units which vest over a five year period, though no awards are paid out to a participant until retirement or other termination of employment. During employment, dividend equivalents are paid to participants on CEC units in the same amount and at the same time as dividends on the Company's Common Stock. The CEC units are valued in accordance with a formula based on the Company's net assets and earning power over the five preceding fiscal years. Until paid at retirement or termination of employment, the final value of the CEC units is subject to increase or decrease based on the performance of the Company. The value as of the end of the last fiscal year was $17.15 per CEC unit. The cumulative number of CEC units earned as of the end of the last fiscal year by each of the Named Officers during their careers with the Company, valued for illustrative purposes at the $17.15 per unit value, are: Mr. W. C. Weldon 574,000 CEC units ($9,844,100); Mr. J. T. Lenehan 814,400 CEC units
($13,966,960); Mr. R. J. Darretta 564,000 CEC units ($9,672,600); Dr. P. A.
Peterson 196,000 CEC units ($3,361,400); and Mr. R. S. Fine 1,028,000 CEC units ($17,630,200).

RETIREMENT PLAN

     The following table shows the estimated annual retirement benefit payable at normal retirement age on a straight life annuity basis to participating employees in the compensation and years of service classifications indicated, under the Company's Retirement Plan. The Retirement Plan generally covers salaried U.S. employees of the Company and designated subsidiaries on a non-contributory basis.

                               PENSION PLAN TABLE

   5 YEAR
  AVERAGE                      ANNUAL BENEFITS FOR YEARS OF SERVICE
  COVERED      --------------------------------------------------------------------
COMPENSATION   10 YEARS   20 YEARS    25 YEARS    30 YEARS    35 YEARS    40 YEARS
------------   --------   --------    --------    --------    --------    --------
 1,000,000     163,600      327,300     409,100     490,900     572,700     654,600
 1,200,000     197,000      394,000     492,500     590,900     689,400     787,900
 1,400,000     230,300      460,600     575,800     691,000     806,100     921,300
 1,600,000     263,700      527,300     659,200     791,000     922,800   1,054,600
 1,800,000     297,000      594,000     742,500     891,000   1,039,500   1,188,000
 2,000,000     330,300      660,700     825,900     991,000   1,156,200   1,321,400
 2,200,000     363,700      727,400     909,200   1,091,000   1,272,900   1,454,700
 2,400,000     397,000      794,000     992,600   1,191,100   1,389,600   1,588,100
 2,600,000     430,400      860,700   1,075,900   1,291,100   1,506,300   1,721,400
 2,800,000     463,700      927,400   1,159,300   1,391,100   1,623,000   1,854,800
 3,000,000     497,000      994,100   1,242,600   1,491,100   1,739,600   1,988,200
 3,200,000     530,400    1,060,800   1,326,000   1,591,100   1,856,300   2,121,500

     Covered compensation includes regular annual earnings, dividend equivalents paid on non-vested CEC units, amounts paid under the Company's Standards of Leadership Award Program, amounts paid under the Company's Executive Incentive Plan and amounts deferred under the Company's Executive Income Deferral Plan. The calculation of retirement benefits is based upon final average earnings (the average of the highest covered compensation during the five consecutive years out of the last ten years of employment with the Company). The benefits are subject to an offset based on the Age 65 Primary Social Security Benefit. Five-Year Average Covered Compensation for the Named Officers as of the end of the last fiscal year is: Mr. W. C. Weldon $2,252,970; Mr. J. T. Lenehan $1,809,155; Mr. R. J. Darretta $1,453,689; Dr. P. A. Peterson $1,135,096 and Mr.
R. S. Fine $1,237,880. Mr. Lenehan has announced his decision to retire from the Company as of June 30, 2004, as described in footnote (7) to the Summary Compensation Table. Consistent with the terms of a retirement program which has been offered to certain employees and executives of the Company, Mr. Lenehan's retirement benefit will be determined as if he retired at age 62, with 27 years of service. The approximate years of service for each Named Officer as of the end of the last fiscal year are: Mr. W.
C. Weldon 32 years; Mr. J. T. Lenehan 27 years; Mr. R. J. Darretta 36 years; Dr.
P. A. Peterson 10 years; and Mr. R. S. Fine 30 years.

     As permitted by the Employee Retirement Income Security Act of 1974, the Company has adopted a supplemental plan which is designed to provide the amount of retirement benefits which cannot be paid from the Retirement Plan by reason of certain Internal Revenue Code limitations on qualified plan benefits. The amounts shown in the Pension Plan Table include the amounts payable under the supplemental plan.

                      APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors has appointed PricewaterhouseCoopers LLP as the independent auditors for the Company and its subsidiaries for the fiscal year 2004. Shareholder ratification of the appointment is not required under the laws of the State of New Jersey, but the Board has decided to ascertain the position of the shareholders on the appointment. The Board of Directors will reconsider the appointment if it is not ratified. The affirmative vote of a majority of the shares voted at the meeting is required for ratification.

     During fiscal years 2002 and 2003, PricewaterhouseCoopers not only acted as the independent auditors for the Company and its subsidiaries (work related to auditing the annual financial statements for those fiscal years and reviewing the financial statements included in the Company's Forms 10-Q), but also rendered on behalf of the Company and its subsidiaries other services.

     In January 2002, in response to public concerns about the integrity of independent audits, Johnson & Johnson adopted a policy which prohibited the Company or any of its affiliates from entering into most non-audit related management consulting arrangements with its independent auditors. The policy applied to all "Management Consulting Services" as shown in the table below. The policy did not affect pre-existing arrangements, which were allowed to continue, but could not be expanded in scope or renewed. The fees listed below as incurred in 2002 for "Management Consulting Services" included systems design and implementation for both financial and other systems and other management consulting services. Those services were all incurred pursuant to arrangements which were in effect prior to January 2002. In addition, substantially all of those fees listed below as incurred in 2002 for "Management Consulting Services" were incurred in connection with services provided by PricewaterhouseCoopers Consulting, the management consulting division of PricewaterhouseCoopers, which was divested by PricewaterhouseCoopers and acquired by IBM as of October 1, 2002.

     Furthermore, new rules under the Sarbanes-Oxley Act prohibit an independent auditor from providing certain non-audit services for an audit client. These rules became effective on May 6, 2003 for new engagements. All engagements with independent auditors to perform a prohibited non-audit service entered into prior to May 6, 2003 must be completed before May 6, 2004. The services listed below as "Benefit Plan Assistance" and a portion of the services included below in "Dispute Analysis" represent non-audit services which must be completed before May 6, 2004. It is expected that the independent auditors will continue to provide certain accounting, additional auditing, tax and other services to Johnson & Johnson and its affiliates, which are permitted under applicable rules and regulations.

     The following table sets forth the aggregate fees billed or expected to be billed by PricewaterhouseCoopers for 2003 and 2002 for audit and non-audit services (as well as all "out-of-pocket" costs incurred in connection with these services) and are categorized as Audit Fees, Audit-Related Fees, Tax Fees and All Other Fees. The nature of the services provided in each such category is described following the table.

                                                                     ACTUAL FEES
                                                              -------------------------
                                                                 2003          2002
                                                              -----------   -----------
Audit Fees..................................................  $12,550,000   $10,200,000
Audit-Related Fees..........................................    5,030,000     3,500,000
                                                              -----------   -----------
     Total Audit and Audit-Related Fees.....................  $17,580,000   $13,700,000
                                                              -----------   -----------
Tax Fees....................................................  $18,150,000   $13,375,000
                                                              -----------   -----------
All Other Fees:
  Dispute Analysis..........................................    2,650,000     5,000,000
  Benefit Plan Assistance...................................      300,000       725,000
  Other Services............................................    2,150,000     2,100,000
  Management Consulting Services............................           --    58,000,000
                                                              -----------   -----------
     Total All Other Fees...................................    5,100,000    65,825,000
                                                              -----------   -----------
Total Fees..................................................  $40,830,000   $92,900,000
                                                              ===========   ===========

     The nature of the services provided in each of the categories listed above is described below:

     Audit Fees -- Consists of professional services rendered for the audits of the consolidated financial statements of the Company, quarterly reviews, statutory audits, issuance of comfort letters, consents, income tax provision procedures, and assistance with and review of documents filed with the SEC.

     Audit-Related Fees -- Consists of assurance and related services related to employee benefit plan audits, due diligence related to mergers and acquisitions, accounting consultation and audits in connection with acquisitions and dispositions, internal control reviews, attest services that are not required by statute or regulation, assistance with the preparation of statutory financial statements, consultations concerning financial accounting and reporting standards and, in 2003, Sarbanes-Oxley (Section 404) start-up time and readiness assistance.

     Tax Fees -- In 2003, approximately 60% of Tax Fees were related to tax compliance (review and preparation of corporate and expatriate tax returns, assistance with tax audits, review of the tax treatments for certain expenses, extra-territorial income analysis, transfer pricing documentation for compliance purposes and tax due diligence relating to acquisitions). Other tax services included, state and local tax planning and consultations with respect to various domestic and international tax matters.

     Dispute Analysis -- Consists of services related to economic analysis and data accumulation in connection with certain business and contractual matters.

     Benefit Plan Assistance -- Consists of actuarial valuation services and consultation on defined benefit plans rendered under the then existing and transitional independence rules.

     Other Services -- Consists of reviews for compliance with various government regulations relating to the healthcare industry and privacy standards, risk management reviews and assessments, audits of various contractual arrangements to assess compliance, validation reviews of systems to assess compliance with FDA rules, and projects relating to reviewing security controls in systems.

     Management Consulting Services -- Consisted of systems design and implementation for both financial information and other systems and other management consulting services, which were provided in 2002.

PRE-APPROVAL OF AUDIT AND NON-AUDIT SERVICES

     Under the Audit and Non-Audit Services Pre-Approval Policy, as adopted by the Audit Committee in 2003, the Audit Committee must pre-approve all audit and non-audit services provided by the independent auditors. The policy, as described below, sets forth the procedures and conditions for such pre-approval of services to be performed by the independent auditor. The policy utilizes both a framework of general pre-approval for certain specified services and specific pre-approval for all other services.

     In the fourth quarter of each year, the Audit Committee is asked to pre-approve the engagement of the independent auditors, and the projected fees, for audit services, audit-related services (assurance and related services that are reasonably related to the performance of the auditor's review of the financial statements or that are traditionally performed by the independent auditor) and tax services (such as tax compliance, tax planning and tax advice) for the following year. In addition, the following specific routine and recurring other services may also be pre-approved generally for the following year: audits or reviews of third parties to assess compliance with contracts; risk management reviews and assessments; dispute analysis; healthcare compliance reviews related to privacy and other regulatory matters and certain projects to evaluate systems security.

     The fee amounts approved at such fourth quarter meeting are updated to the extent necessary at the regularly scheduled meetings of the Audit Committee in the following year. Additional pre-approval is required before actual fees for any service can exceed 5% of the originally pre-approved amount, excluding the impact of currency.

     If the Company wants to engage the independent auditor for other services, that are not considered subject to general pre-approval as described above, then the Audit Committee must approve such specific engagement as well as the projected fees. Additional pre-approval is required before any fees can exceed those fees approved for any such specifically-approved services.

     If the Company wishes to engage the independent auditor for additional services that have not been generally pre-approved as described above, then such engagement will be presented to the Audit Committee for pre-approval at its next regularly scheduled meeting. If the timing of the project requires an expedited decision, then the Company may ask the Chairman of the Audit Committee to pre-approve such engagement. Any such pre-approval by the Chairman is then reported to the other Committee members at the next Committee meeting. In any event, pre-approval of any engagement by the Audit Committee or the Chairman of the Audit Committee is required before the independent auditors may commence any engagement.

     In 2003, there were no fees paid to PricewaterhouseCoopers under a de minimis exception to the rules that waives pre-approval for certain non-audit services.

     Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting of Shareholders and will be allowed to make a statement if they wish. Additionally, they will be available to respond to appropriate questions from shareholders during the meeting.

                SHAREHOLDER PROPOSAL ON CHARITABLE CONTRIBUTIONS

     The following shareholder proposal has been submitted to the Company for action at the meeting by Mr. Raymond B. Ruddy of Dover, Massachusetts, who owns 66 shares of stock. The affirmative vote of a majority of the shares voted at the meeting is required for approval of the shareholder proposal. The text of the proposal is as follows:

     "Resolved, the shareholders recommend to board of directors of Johnson & Johnson to cease making charitable contributions.

                              SUPPORTING STATEMENT

          Choice is a popular word in our culture. By making charitable contributions at the corporate level we have usurped the right and duty of individuals to support the charities of their choice. We may also be forcing thousands of people to support causes they may disagree with on a most profound level. For example, abortion rights advocates often use the word choice, without mentioning what the choice is all about, i.e., abortion. Today there are a number of prominent charities advocating for abortion. Other charities, often times involved in research for cures of disease, may advocate the destruction of human embryos for research purposes. These may be more controversial examples, but they illustrate the point today, many charities are involved in activities that are divisive and not universally supported. Employees and shareholders represent a broad range of interests. It is impossible to be sensitive to the moral, religious and cultural sensitivities to so many people. Rather than compel our stakeholders to support potentially controversial charitable groups we should refrain from giving their money away to them. Let each person choose. The importance of individual choice and the importance of each individual cannot be underestimated."

          MANAGEMENT'S STATEMENT IN OPPOSITION TO SHAREHOLDER PROPOSAL

     THE BOARD OF DIRECTORS FAVORS A VOTE AGAINST THE ADOPTION OF THIS PROPOSAL FOR THE FOLLOWING REASONS:

     The charitable contributions of Johnson & Johnson are a powerful reflection of our values and of our responsibility "to the communities in which we live and work and to the world community as well," as articulated in Our Credo. Our Corporate Contributions Program is a hallmark of the Johnson & Johnson Family of Companies. Beyond financial generosity, our efforts are based on partnerships with outstanding not-for-profit and community organizations, and our objective for these partnerships is improvement in the quality of life in our communities. Through our Corporate Contributions Program, we play a major role in creating healthy futures for people all over the world.

     Further, our charitable contributions support our commitment to be "good citizens -- support good works and charities," also a fundamental tenet of Our Credo. These contributions support programs that are far-reaching in geographic and substantive scope, from a program that helped in de-worming children in Brazil, to Interchurch Medical Assistance, Inc., which coordinated a relief effort for approximately 300,000 people displaced by a natural disaster in the Congo, to Mobile AIDS Support Services, which assists people living with HIV and AIDS in rural Alabama.

     It is contrary to our values and to our mission to improve health care for people all over the world to consider a cessation to our charitable contributions program.

     IT IS, THEREFORE, RECOMMENDED THAT THE SHAREHOLDERS VOTE AGAINST THIS PROPOSAL.

                                 OTHER MATTERS

     The Board of Directors does not intend to bring other matters before the meeting except items incident to the conduct of the meeting, and the Company has not received timely notice from any shareholder of an intent to present a proposal at the meeting. On any matter properly brought before the meeting by the Board or by others, the persons named as proxies in the accompanying proxy, or their substitutes, will vote in accordance with their best judgment.

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                                                                       EXHIBIT 1

                         CHARTER OF THE AUDIT COMMITTEE
                           OF THE BOARD OF DIRECTORS
                              OF JOHNSON & JOHNSON

     The Audit Committee (the "Committee") shall report to and assist the Board of Directors (the "Board") of Johnson & Johnson (the "Company") by providing oversight of the financial management, independent auditors and financial reporting procedures of the Company, as well as such other matters as directed by the Board or this Charter.

MEMBERSHIP OF THE COMMITTEE

     1. The Committee shall be comprised of not less than three members of the Board.

     2. The composition of the Committee shall meet all the requirements of the Audit Committee Policy of the New York Stock Exchange, which, among other things, prohibits any officer or employee of the Company from serving on the Committee.

     3. Each Committee member shall have no other relationship to the Company that may interfere with the exercise of his or her independence from management and the Company, including the receipt from the Company of any compensation other than directors' fees and other compensation related to their service as a director.

     4. Each Committee member shall be financially literate or shall become financially literate within a reasonable period of time after appointment to the Committee.

MEETINGS OF THE COMMITTEE

     1.  The Committee will meet formally at least four times each fiscal year.

     2. The Committee will hold separate private meetings at least twice each fiscal year with each of the Vice President of Internal Audit, a representative of the independent auditors, the General Counsel and the Chief Financial Officer.

KEY RESPONSIBILITIES

     The Company's management is responsible for preparing the Company's financial statements and the independent auditors are responsible for auditing these financial statements. The Committee is responsible for assisting the Board in overseeing the conduct of these activities by the Company's management and the independent auditors, and the integrity of the Company's financial statements. The financial management and the independent auditors of the Company have more time, knowledge and more detailed information on the Company than do Committee members. Consequently, in carrying out its oversight responsibilities, the Committee is not providing any expert or special assurance as to the Company's financial statements or any professional certification as to the independent auditors' work. The Committee is also responsible for preparing the Report of the Audit Committee that SEC rules require be included in the Company's annual proxy statement.

     In carrying out its oversight responsibilities, the Committee shall perform the following functions:

 Oversight of Independent Auditors.

     In the course of its oversight of the independent auditors as provided under this Charter, the Committee will be guided by the premise that the independent auditors are ultimately accountable to the Board and the Committee.

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

     1. The Committee, subject to any action that may be taken by the full Board, shall have the ultimate authority and responsibility to appoint, retain, compensate, evaluate and, when appropriate, terminate the independent auditors. This responsibility includes resolving disagreements between management and the independent auditors regarding financial reporting. The Committee shall assist the Board in its oversight of the qualifications, independence and performance of the independent auditors.

     2.  The Committee shall:

        (i) receive from the independent auditors annually, a formal written statement delineating the relationships between the auditors and the Company consistent with Independence Standards Board Standard Number 1;

        (ii) discuss with the independent auditors the scope of any such disclosed relationships and their impact or potential impact on the independent auditors' independence and objectivity; and

        (iii) recommend that the Board take appropriate action in response to the independent auditors' report to satisfy itself of the auditor's independence.

     3. The Committee shall review and approve the original proposed scope of the annual independent audit of the Company's financial statements and the associated engagement fees, as well as any significant variations in the actual scope of the independent audit and the associated engagement fees.

     4. The Committee shall set hiring policies for employees or former employees of the independent auditors.

     5. At least annually, the Committee shall obtain and review a report by the independent auditors describing: the firm's internal quality-control procedures; any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and (to assess the auditor's independence) all relationships between the independent auditors and the Company.

     6. The Committee shall review with the independent auditors any difficulties the auditors encountered in the course of the audit work, including restrictions on the scope of work or access to requested information, and any significant disagreements with management.

 Oversight of Internal Auditors.

     The Committee shall review and discuss with management and the independent auditors:

     1.  The quality and adequacy of the Company's internal accounting controls.

     2. The organization of the internal audit department, the adequacy of its resources and the competence and performance of the internal audit staff.

     3. The audit risk assessment process and the proposed scope of the internal audit department for the upcoming year and the coordination of that scope with independent auditors.

     4. Results of the internal auditors' examination of internal controls including summaries of inadequate reports issued and/or management improprieties together with management's response thereto.

 Oversight of Management's Conduct of the Company's Financial Reporting Process.

     1. Audited Financial Statements. The Committee shall discuss with management and the independent auditors the audited financial statements to be included in the Company's
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

         Annual Report on Form 10-K (or the Annual Report to Shareowners if distributed prior to the filing of Form 10-K) and review and consider with the independent auditors the matters required to be discussed by the applicable Statement of Auditing Standards ("SAS"). Based on these discussions, the Committee will advise the Board of Directors whether it recommends that the audited financial statements be included in the Annual Report on Form 10-K (or the Annual Report to Shareowners).

     2. Interim Financial Statements. The Committee, through its Chairman or the Committee as a whole, will review with management and the independent auditors, prior to the filing thereof, the Company's interim financial results to be included in the Company's quarterly reports on Form 10-Q and the matters required to be discussed by the applicable SAS. The Committee will also discuss the Company's annual audited financial statements and quarterly financial statements with management and the independent auditors, including the Company's disclosures under "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     3.  Financial Reporting Practices.  The Committee shall review:

        (i) Changes in the Company's accounting policies and practices and significant judgments that may affect the financial results.

        (ii) The nature of any unusual or significant commitments or contingent liabilities together with the underlying assumptions and estimates of management.

        (iii) The effect of changes on accounting standards that may materially affect the Company's financial reporting practices.

     4. Financial Information Disclosure. The Committee shall in a general manner discuss earnings press releases, as well as the types of financial information and earnings guidance that are given to analysts and rating agencies.

     5. Risk Assessment. The Committee shall discuss with management the guidelines, policies and processes relied upon and used by management to assess and manage the Company's exposure to risk.

  Assist the Board in Oversight of the Company's Compliance with Policies and Procedures Addressing Legal and Ethical Concerns.

     1.  The Committee shall review and monitor, as appropriate:

        (i) Results of compliance programs, including the Company's Policy on Business Conduct.

        (ii) Litigation or other legal matters that could have a significant impact on the Company's financial results.

        (iii) Significant findings of any examination by regulatory authorities or agencies, in the areas of securities, accounting or tax, such as the Securities and Exchange Commission or the Internal Revenue Service.

        (iv) The Company's disclosure controls and procedures.

     2. By approving and adopting recommendations of management, the Committee shall ensure that procedures have been established for the receipt, retention and treatment of complaints from Company employees on accounting, internal accounting controls or auditing matters, as well as for the confidential, anonymous submissions by Company employees of concerns regarding questionable accounting or auditing matters.

     3. The Committee shall report regularly to the Board on its meetings and discussions and review with the Board significant issues or concerns that arise at Committee meetings, including its evaluation of the independent auditors.

     4. The Committee shall conduct an annual evaluation of its performance in fulfilling its duties and responsibilities under this Charter.

     5. The chairman or any one or more members of the Committee, as designated by the Committee, may act on behalf of the Committee.

     6. The Committee shall have authority and appropriate funds to retain and consult with outside legal, accounting or other advisors as the Committee may deem appropriate.

     7. The adequacy of this Charter shall be reviewed by the Committee on an annual basis. The Committee will recommend to the Board any modifications to this Charter, which the Committee deems appropriate, for approval by the Board.

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

                                                                       EXHIBIT 2

                       PRINCIPLES OF CORPORATE GOVERNANCE
                              OF JOHNSON & JOHNSON

     Johnson & Johnson is governed by the values set forth in Our Credo, created by General Robert Wood Johnson in 1943. These values have guided us for many years and will continue to set the tone of integrity for the entire Company. All of us at Johnson & Johnson, the employees, officers and directors, are committed to the ethical principles embodied in Our Credo.

     Our Credo values extend to our corporate governance. In fact, over sixty years ago, General Johnson recognized our responsibility to four groups of stakeholders -- our customers, our employees, our communities and our shareholders. These Principles of Corporate Governance build on the foundation of our Credo.

     We believe that good corporate governance results from sound processes that ensure that our directors are well supported by accurate and timely information, sufficient time and resources and unrestricted access to management. The business judgment of the Board must be exercised independently and in the long-term interests of our shareholders.

     We also believe that ethics and integrity cannot be legislated or mandated by directive or policy. So while we adopt these Principles of Corporate Governance, we reaffirm our belief that the ethical character, integrity and values of our directors and senior management remain the most important safeguards of corporate governance at Johnson & Johnson.

1. DUTIES AND RESPONSIBILITIES OF THE COMPANY AND THE BOARD OF DIRECTORS

     RESPONSIBILITIES OF THE BOARD. All directors are elected annually by the shareholders as their representatives in providing oversight of the operation of the Company. The directors select, oversee and monitor the performance of the senior management team, which is charged with the day-to-day conduct of the Company's business. The fundamental responsibility of the directors is to exercise their business judgment on matters of critical and long-term significance to the Company in furtherance of what they reasonably believe to be in the best interest of the Company, and therefore its shareholders.

     BOARD MEETINGS. Directors are expected to attend Board meetings and meetings of the Committees on which they serve, to spend the time needed and to meet as frequently as necessary to properly discharge their responsibilities. Meetings should include presentations by management and, when appropriate, outside advisors or consultants, as well as sufficient time for full and open discussion.

     WRITTEN MATERIALS. Written materials that are important to the Board's understanding of the agenda items to be discussed at a Board or Committee meeting should be distributed to the directors sufficiently in advance of the meeting to allow the directors the opportunity to prepare. Directors are expected to review these materials thoroughly in advance of the meeting.

     AGENDA FOR BOARD MEETINGS. The Chairman of the Board will set the agenda for Board meetings with the understanding that certain items necessary for appropriate Board oversight will be brought to the Board periodically for review, discussion and decision-making. The Presiding Director will review the agenda for each Board meeting in advance of the meeting and may request changes as he or she deems appropriate in order to ensure that the interests and requirements of the non-employee directors are appropriately addressed. Any director may request that an item be included on any meeting agenda.

     EXECUTIVE SESSIONS OF NON-EMPLOYEE DIRECTORS. The non-employee directors will meet in regular executive sessions without any members of management present at least four times each

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

year. The Presiding Director will chair these executive sessions. In addition, the Chairman and Chief Executive Officer will hold private meetings with the non-employee directors, on a regular basis.

     PRESIDING DIRECTOR. On an annual basis, the non-employee directors will select a non-employee member of the Board to serve as Presiding Director. The Presiding Director will chair executive sessions of the Board when the non-employee directors meet without the Chairman and Chief Executive Officer present. The Presiding Director will perform such other functions as the Board may direct, including, acting as an intermediary between the non-employee directors and management when special circumstances exist or communication out of the ordinary course is necessary, participating in the performance evaluation of the Chief Executive Officer and reviewing the schedule of Board and Committee meetings and the agendas for Board meetings.

     CONFLICTS OF INTEREST. Every employee and director has a duty to avoid business, financial or other direct or indirect interests or relationships which conflict with the interests of the Company or which may affect his or her loyalty to the Company. Each director must deal at arm's length with the Company and should disclose to the Chairman, Vice Chairman or Presiding Director any conflict or any appearance of a conflict of interest. Any activity which even appears to present such a conflict must be avoided or terminated, unless after appropriate disclosure and discussion, it is determined that the activity is not harmful to the Company or otherwise improper.

     OTHER BOARD SEATS. A director should engage in discussion with the Chairman prior to accepting an invitation to serve on an additional public company board.

2. DIRECTOR QUALIFICATIONS

     INDEPENDENCE. It is our goal that at least two-thirds of our directors should be "independent," not only as that term may be defined legally or mandated by the New York Stock Exchange, but also without the appearance of any conflict in serving as a director. To be considered independent under these Principles, the Board must determine that a director does not have any direct or indirect material relationship with the Company (other than in his or her capacity as a director). We have established guidelines to assist in determining whether a director has a direct or indirect material relationship. These guidelines are attached to these Principles as Annex A.

     GENERAL CRITERIA FOR NOMINATION TO THE BOARD. Attached to these Principles as Annex B is the General Criteria for Nomination to the Board which has been adopted by the Nominating & Corporate Governance Committee. These General Criteria set the traits, abilities and experience that the Board looks for in determining candidates for election to the Board. Among the criteria, the Board has reaffirmed the mandatory retirement age of 72 for directors.

     TERM LIMITS. We do not believe that our directors should be subject to term limits. Due to the complexity of the businesses of the Company, we value the increasing insight which a director is able to develop over a period of time. We believe that a lengthy tenure on our Board provides an increasing contribution to the Board and is therefore in the interests of our shareholders. However, renomination to the Board is based on an assessment of each director's performance and contribution and is not automatic.

     STOCK OWNERSHIP. While each director is awarded stock upon his or her initial election to the Board and required to defer a portion of his or her directors' fees into phantom stock units (which are tied to the performance of the Common Stock of the Company and not available for withdrawal until retirement from the Board), we believe that there should not be other minimum requirements for stock ownership.

     RESIGNATION. Directors should offer their resignation in the event of any significant change in their personal circumstances, including a change in their principal job responsibilities.

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

3. RIGHTS OF THE BOARD OF DIRECTORS

     As the elected representatives of the shareholders, the directors are entitled to certain rights that enable them to fulfill their responsibilities more effectively, including the following:

     ACCESS TO OFFICERS AND EMPLOYEES. Directors have full and free access to officers and employees of the Company. The directors will use their judgment to ensure that any such contact is not disruptive to the business operations of the Company and will, to the extent not inappropriate, inform the Chief Executive Officer of any significant communication between a director and an officer or employee of the Company.

     COMPENSATION. Non-employee directors should be compensated for their time dedicated to and other contributions on behalf of the Company. The Compensation & Benefits Committee will annually review and approve or suggest changes to the compensation of directors. In fulfilling this responsibility, the members of the Compensation & Benefits Committee should take into consideration the following factors, among others: compensation should fairly pay directors for the responsibilities and duties undertaken in serving as a director of a company of the size and complexity of the Company; compensation should align the directors' interests with the long-term interests of shareholders; and non-employee director compensation should be targeted to be consistent with the compensation philosophy applicable to senior management of the Company. Furthermore, director's fees (which include all fees, stock awards, stock options and other consideration given to directors in their capacity as directors) are the only compensation that members of the Audit Committee may receive from the Company. Directors who are employees of the Company should receive no additional compensation for their services as directors.

     OUTSIDE ADVISORS. The Board and each Committee has the authority to engage independent legal, financial or other advisors as it may deem necessary, without consulting or obtaining the approval of any officer of the Company in advance, but each Committee will notify the Chairman and the Presiding Director of any such action. Management of the Company will cooperate with any such engagement and will ensure that the Company provides adequate funding.

4. RIGHTS OF THE SHAREHOLDERS

     Our shareholders are also entitled to certain rights, many of which are mandated by the Securities and Exchange Commission, the New York Stock Exchange and Federal and state laws and regulations. In addition to those rights, we recognize the following rights of our shareholders:

     MANAGEMENT OF THE COMPANY. Management of the Company must be ethical, strive to uphold the highest standards of business practice and act in the long-term interests of the Company and its shareholders.

     ANNUAL ELECTION OF DIRECTORS. All directors are elected annually by the shareholders. We do not have staggered terms or elect directors for longer periods. Any vacancies on the Board may be filled or new directors appointed by the Board between Annual Meetings of the Shareholders, but any such appointment will only remain in effect until the next Annual Meeting of the Shareholders, when any such appointee will be presented to the shareholders for election.

     ACCESS TO MANAGEMENT. Subject to reasonable constraints of time and topics and the rules of order, shareholders are allowed to direct comments to or ask questions of the Chairman and Chief Executive Officer during the Annual Meeting of the Shareholders.

     COMMUNICATION WITH DIRECTORS. Shareholders, employees and others may contact any of our directors (including our Presiding Director) by writing to them c/o Johnson & Johnson, One Johnson & Johnson Plaza, Room WH 2133, New Brunswick, NJ 08933 USA. Employees, and others, who wish to contact the Board (or any member of the Audit Committee) to report any complaint or concern with respect to accounting, internal accounting controls, auditing matters or corporate governance may do so anonymously by using that address. Shareholders, employees and others may also contact any of the non-employee directors by submitting an e-mail at www.jnj.com/PresidingDirector. General comments to the Company (including complaints or questions about a product) should be sent by accessing www.jnj.com/contact_us/general_inquiries.

5. ELECTION OF DIRECTORS

     The directors are elected each year by the shareholders at the Annual Meeting of Shareholders. The Board proposes a slate of nominees to the shareholders for election to the Board. The Board also determines the number of directors on the Board provided that there are at least 9 and not more than 18 directors. Any vacancies on the Board may be filled or new directors appointed by the Board between Annual Meetings of the Shareholders, but any such appointment will only remain in effect until the next Annual Meeting, when any such appointee would be presented to the shareholders for election.

     Shareholders may propose nominees for consideration by the Nominating & Corporate Governance Committee by submitting the names and supporting information to: Office of the Corporate Secretary, Johnson & Johnson, One Johnson & Johnson Plaza, New Brunswick, NJ 08933.

6. BOARD COMMITTEES

     COMMITTEE STRUCTURE. It is the general policy of the Company that all major decisions be considered by the Board as a whole. As a consequence, the committee structure of the Board is limited to those committees which public companies are required to establish and those committees which focus on areas of critical importance to the Company, like science and technology, and utilize the specific talents and expertise of certain members of the Board. Currently, the Board has the following committees: Audit Committee, Compensation & Benefits Committee, Nominating & Corporate Governance Committee, Public Policy Advisory Committee, Science & Technology Advisory Committee and Finance Committee. The Board may, from time to time, eliminate committees or establish or maintain additional committees, as it deems necessary or appropriate.

     COMMITTEE MEMBERS. The members and chairmen of these committees are appointed annually by the Board, upon recommendation of the Nominating & Corporate Governance Committee. The Audit Committee, Compensation & Benefits Committee and Nominating & Corporate Governance Committee are comprised of independent directors only.

     COMMITTEE MEETINGS. The Chairman of each Committee, in consultation with the other Committee members and management, will develop the agendas for and determine the frequency and length of the Committee meetings. Each Committee will meet in executive sessions from time to time, as required or as requested by any member; provided that the Audit Committee, Compensation & Benefits Committee and Nominating & Corporate Governance Committee will each hold at least two executive sessions each year without members of management present.

     COMMITTEE CHARTERS. The Audit Committee, Compensation & Benefits Committee and Nominating & Corporate Governance Committee will each have its own charter, which will be adopted, and may be amended, by the Board.

7. ANNUAL PERFORMANCE EVALUATIONS

     The Board and each Committee will conduct an annual self-evaluation. These self-evaluations are intended to facilitate an examination and discussion by the entire Board and each Committee of its effectiveness as a group in fulfilling its Charter requirements (if applicable) and other responsibilities, its performance as measured against these Principles and areas for improvement. The Nominating & Corporate Governance Committee will propose the format for each annual self-evaluation.

8. DIRECTOR ORIENTATION

     The Company has a comprehensive orientation program for all new non-employee directors. All new directors receive extensive written materials and meet in one-on-one sessions with members of senior management to discuss the Company's business segments, strategic plans, financial statements, significant financial, accounting and legal issues, compliance programs and business conduct policies. All directors can receive periodic updates throughout their tenure.

9. SENIOR MANAGEMENT PERFORMANCE EVALUATIONS AND SUCCESSION

     In consultation with all non-employee directors, the Compensation & Benefits Committee, in conjunction with the Presiding Director, will conduct an annual review of the performance of the Chairman and Chief Executive Officer and the Vice Chairman. In light of the critical importance of executive leadership to the success of the Company, the Board will also work with senior management to ensure that effective plans are in place for management succession. As part of this process, the Chairman/Chief Executive Officer will report at least annually to the Board on succession planning. The Board will evaluate potential successors to the Chairman and Chief Executive Officer and the Vice Chairman, and certain other senior management positions.

10. PERIODIC REVIEW OF THESE PRINCIPLES

     These Principles will be reviewed annually by the Nominating & Corporate Governance Committee and may be amended by the Board from time to time.

                                                                         ANNEX A

     STANDARDS OF INDEPENDENCE FOR BOARD OF DIRECTORS OF JOHNSON & JOHNSON

     As contemplated under the Rules of the New York Stock Exchange, the Board of Directors of Johnson & Johnson (the "Company") has adopted these Standards of Independence in order to assist it in making determinations of independence.

     (A) No Material Relationships with the Company. No director qualifies as "independent" unless the Board of Directors affirmatively determines that the director has no material relationship with Johnson & Johnson (other than in his or her capacity as a director). In making such determinations, the Board will broadly consider all relevant facts and circumstances. In particular, when assessing the materiality of a director's relationship with the Company, the Board should consider the issue not merely from the standpoint of the director, but also from that of persons or organizations with which the director has an affiliation.

     (B) Business Relationships. The New York Stock Exchange has identified specific relationships that automatically preclude a director from being considered independent. Pursuant to the requirements of the New York Stock Exchange:

     (i) A director who is an employee, or whose immediate family member is an executive officer, of Johnson & Johnson is not independent until three years after the end of such employment relationship;

     (ii) A director who receives, or whose immediate family member receives, more than $100,000 per year in direct compensation from Johnson & Johnson, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), is not independent until three years after he or she ceases to receive more than $100,000 per year in such compensation;

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

     (iii) A director who is affiliated with or employed by, or whose immediate family member is affiliated with or employed in a professional capacity by, the present or former internal or external auditor of Johnson & Johnson is not "independent" until three years after the end of the affiliation or the employment or auditing relationship;

     (iv) A director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of Johnson & Johnson's present executives serve on that company's compensation committee is not "independent" until three years after the end of such service or the employment relationship; and

     (v) A director who is an executive officer or an employee, or whose immediate family member is an executive officer, of a company that makes payments to, or receives payments from, Johnson & Johnson for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million, or 2% of such other company's consolidated gross revenues, is not "independent" until three years after falling below such threshold.

     (C) Charitable Relationships.

     (i) The Board recognizes that the relationship between the Company and a charitable organization of which a director serves as an executive officer, director or trustee could be deemed to be a material relationship. For purposes of these Standards of Independence, such a charitable relationship will not be considered a "material relationship" if the Company's discretionary charitable contributions to any such organization in each of the past three fiscal years are less than two percent (2%) (or $1,000,000, if greater) of that organization's consolidated gross revenues. (The amount of any "match" of employee charitable contributions will not be included in calculating the amount of the Company's contributions for this purpose.)

     (ii) For charitable relationships that do not fall within the guidelines in paragraph (C)(i) above, the determination as to whether a director has a material relationship with the Company, and therefore may not be independent, will be made in good faith by the other directors who satisfy all of these Standards of Independence. For example, if a director is an officer of a charitable foundation that receives greater than two percent (2%) of its revenues from Johnson & Johnson, the other independent directors could determine, after considering all of the relevant circumstances, that such relationship was nonetheless not material, and that the director could therefore be considered independent. If the independent directors so determine that any such charitable relationship is not material and would not otherwise impair the director's independence or judgment, then the Company will disclose in its next proxy statement the basis for such determination.

     (D) Other Relationships. In addition to the business and charitable relationships described in paragraphs (B) and (C) above, the Board should consider any other relationships between each director and the Company, including:

        - If the director provides banking, consulting, legal, accounting or similar services to the Company;

        - If the director is a partner or shareholder with an ownership interest of 5% or more of any organization that provides such services to or otherwise has a significant relationship with the Company; and

        - If a similar relationship exists between the Company and an immediate family member of the director. Any such relationship will not be deemed a "material relationship" if such relationship is at arm's length, does not conflict with the interests of the Company and would not impair the director's independence or judgment.

     (E) Definitions. As used in these Standards of Independence, the terms "Company" and "Johnson & Johnson" will be deemed to include Johnson & Johnson and any subsidiaries in a consolidated group with Johnson & Johnson and the term "immediate family member" of a director will mean his or her spouse, parents, children, siblings, mother and father-in-law, sons and daughters-in-law, brothers and sisters-in-law and anyone (other than domestic employees) who share such director's home.

                                                                         ANNEX B

          GENERAL CRITERIA FOR NOMINATION TO THE BOARD OF DIRECTORS OF
                               JOHNSON & JOHNSON

 1. Directors should be of the highest ethical character and share the values of Johnson & Johnson as reflected in the Credo.

 2. Directors should have reputations, both personal and professional, consistent with the image and reputation of Johnson & Johnson.

 3. Directors should be highly accomplished in their respective field, with superior credentials and recognition.

 4. In selecting Directors, the Board should generally seek active and former chief executive officers of public companies and leaders of major complex organizations, including scientific, government, educational and other non-profit institutions.

 5. At the same time, in recognition of the fact that the foundation of the Company is in medical science and technology, the Board should also seek some Directors who are widely recognized as leaders in the fields of medicine or the biological sciences, including those who have received the most prestigious awards and honors in their field.

 6. Each Director should have relevant expertise and experience, and be able to offer advice and guidance to the chief executive officer based on that expertise and experience.

 7. All outside Directors on the Board should be and remain "independent," not only as that term may be legally defined in SEC and New York Stock Exchange rules and regulations, but also without the appearance of any conflict in serving as a Director. In addition, Directors should be independent of any particular constituency and be able to represent all shareholders of the Company.

 8. Each Director should have the ability to exercise sound business judgment.

 9. Directors should be selected so that the Board of Directors is a diverse body, with diversity reflecting gender, ethnic background, country of citizenship and professional experience.

10. The Board also reconfirms the mandatory retirement age of 72.

                                                  (JOHNSON & JOHNSON LOGO)
                                                  NOTICE OF
                                                  2004 ANNUAL
                                                  MEETING AND
                                                  PROXY
                                                  STATEMENT

                               Johnson & Johnson

PROXY

               PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE
                ANNUAL MEETING OF SHAREHOLDERS ON APRIL 22, 2004

      The undersigned hereby appoints R.J. Darretta and R.C. Deyo and each or either of them as proxies, with full power of substitution and revocation, to represent the undersigned and to vote all shares of the Common Stock of Johnson & Johnson which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held on April 22, 2004 at 10:00 a.m. at the Hyatt Regency Hotel, Two Albany Street, New Brunswick, New Jersey, and any adjournments or postponements thereof, upon the matters listed on the reverse side hereof and, in their discretion, upon such other matters as may properly come before the meeting. The proxies appointed hereby may act by a majority of said proxies present at the meeting (or if only one is present, by that one).

Election of Directors.  Nominees:

01. Gerard N. Burrow, 02. Mary S. Coleman, 03. James G. Cullen, 04. Robert J. Darretta, 05. M. Judah Folkman, 06. Ann D. Jordan, 07. Arnold G. Langbo, 08. Susan L. Lindquist, 09. Leo F. Mullin, 10. Steven S Reinemund, 11. David Satcher, 12. Henry B. Schacht, 13. William C. Weldon.

  (change of address/comments)


-----------------------------------

-----------------------------------

-----------------------------------

-----------------------------------

(If you have written in the above
space, please mark the corresponding
box on the reverse side of this card)


IF YOU DO NOT PLAN TO VOTE BY TELEPHONE OR THE INTERNET, PLEASE RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE. TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS JUST SIGN THE REVERSE SIDE; NO BOXES NEED TO BE MARKED.

 ----------------
|SEE REVERSE SIDE|
 ----------------
--------------------------------------------------------------------------------
 - DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR THE INTERNET -



                     ELECTRONIC DELIVERY OF PROXY MATERIALS

SIGN UP TO RECEIVE NEXT YEAR'S ANNUAL REPORT AND PROXY MATERIALS VIA THE INTERNET. NEXT YEAR WHEN THE MATERIALS ARE AVAILABLE, WE WILL SEND YOU AN E-MAIL WITH INSTRUCTIONS WHICH WILL ENABLE YOU TO REVIEW THESE MATERIALS ON-LINE. TO SIGN UP FOR THIS OPTIONAL SERVICE, VISIT HTTP://WWW.ECONSENT.COM/JNJ.



                    JOHNSON & JOHNSON EMPLOYEE SAVINGS PLANS

IF YOU ARE AN EMPLOYEE AND HOLD STOCK IN ONE OF THE JOHNSON & JOHNSON EMPLOYEE SAVINGS PLANS, THIS PROXY CARD COVERS THOSE SHARES HELD FOR YOU IN YOUR SAVINGS PLAN, AS WELL AS ANY OTHER SHARES REGISTERED IN YOUR OWN NAME. BY SIGNING AND RETURNING THIS PROXY CARD (OR VOTING BY TELEPHONE OR THE INTERNET), YOU WILL AUTHORIZE THE TRUSTEE OF YOUR SAVINGS PLAN TO VOTE THOSE SHARES HELD FOR YOU IN YOUR SAVINGS PLAN AS YOU HAVE DIRECTED.

                                                                            0409

    PLEASE MARK
[X] YOUR VOTES AS
    IN THIS EXAMPLE.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ELECTION OF DIRECTORS, FOR PROPOSAL 2 AND AGAINST PROPOSAL 3.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.

                                                       FOR              WITHHELD
                                                     -------            --------
1.    Election of Directors                            [ ]                [ ]
      (see reverse)

For, except vote withheld from the following nominee(s):

                                                       FOR    AGAINST   ABSTAIN
                                                     -------  --------  --------
2.    Ratification of appointment of                   [ ]      [ ]       [ ]
      PricewaterhouseCoopers as independent
      auditors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSAL 3.

                                                       FOR    AGAINST   ABSTAIN
                                                     -------  --------  --------
3.    Proposal on charitable contributions             [ ]      [ ]       [ ]

                                                       YES        NO
                                                     -------  --------
Request for Admission Ticket to Annual Meeting.        [ ]      [ ]

                                                       YES        NO
                                                     -------  --------
Request For Guest Ticket to Annual Meeting.            [ ]      [ ]

SPECIAL                Discontinue       [ ]         Change of          [ ]
ACTION                 Annual Report                 Address/
                       Mailing for this              Comments on
                       Account                       Reverse Side;
                                                     Mark this box

The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments or postponements thereof. Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

----------------------------------------------------------

----------------------------------------------------------
SIGNATURE(S)                                DATE

--------------------------------------------------------------------------------
DETACH HERE AND RETURN THIS PROXY IN THE ENCLOSED ENVELOPE IF YOU ARE NOT VOTING BY TELEPHONE OR THE INTERNET.


                       VOTE BY TELEPHONE OR THE INTERNET

                            QUICK O EASY O IMMEDIATE

Johnson & Johnson encourages you to take advantage of two cost-effective and convenient ways to vote your shares.

You may vote your proxy 24 hours a day, 7 days a week, using either a touch-tone telephone or through the Internet. YOUR TELEPHONE OR INTERNET VOTE MUST BE RECEIVED BY 11:00 PM EASTERN TIME ON APRIL 21, 2004.

Your telephone or Internet vote authorizes the proxies named on the above proxy card to vote your shares in the same manner as if you marked, signed and returned your proxy card.

If you are a registered shareholder and vote by telephone or the Internet, there will be applicable instructions to follow when voting to indicate if you would like to receive an Admission Card for the Annual Meeting.

VOTE BY PHONE:    ON A TOUCH-TONE TELEPHONE DIAL 1-877-PRX-VOTE (1-877-779-8683)
                  FROM THE U.S. AND CANADA OR DIAL 201-536-8073 FROM OTHER
                  COUNTRIES.

                                       OR

VOTE BY INTERNET: POINT YOUR BROWSER TO THE WEB ADDRESS:
                  HTTP://WWW.EPROXYVOTE.COM/JNJ

                                       OR

VOTE BY MAIL:     Mark, sign and date your proxy card and return it in the
                  postage-paid envelope. IF YOU ARE VOTING BY TELEPHONE OR THE
                  INTERNET, PLEASE DO NOT MAIL YOUR PROXY CARD.